UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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CVR Energy, Inc.
(Name of Registrant as Specified In Its Charter)

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April 18, 2019
To the Stockholders of CVR Energy, Inc.:
On behalf of our Board of Directors and management team, I am pleased to invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of CVR Energy, Inc. on May 30, 2019 at 10:00 a.m. (Central Time). We are pleased to announce that, for the first time, this year’s Annual Meeting will be conducted virtually via live webcast. We feel conducting this Annual Meeting virtually via live webcast both increases efficiency and improves stockholders’ ability to participate in the Annual Meeting.
You will be able to attend the Annual Meeting, vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CVI2019. Details on how to attend the Annual Meeting online and the business to be conducted at the Annual Meeting are more fully described in this Proxy Statement, which is available to stockholders online at www.proxyvote.com or by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received.
2018 was a successful and transitional year for CVR Energy, during which we focused on achieving our mission of being a top-tier North American petroleum refining and nitrogen-based fertilizer company as measured by safe and reliable operations, superior financial performance and profitable growth. We believe our commitment to high ethical standards and responsible compensation and corporate governance policies benefit our stockholders, employees, customers and communities. Information about these items, as well as other information you need to make informed decisions about the matters on which you are being asked to vote, are included in this Proxy Statement. I encourage you to read it and to exercise your right to vote your shares.
Your vote is important. Even if you plan to participate in our online Annual Meeting, we hope you vote as soon as possible. You may vote by proxy, online or by phone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or Notice. Voting by one of these methods ensures your representation at the Annual Meeting regardless of whether you attend the virtual meeting.
Thank you for your investment in CVR Energy, Inc. and for your continuing support.

Sincerely,

CVR Energy, Inc.

By:
David L. Lamp
President and Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of CVR Energy, Inc.:
The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of CVR Energy, Inc. (“CVR Energy”) will be held virtually online via live webcast at www.virtualshareholdermeeting.com/CVI2019 on May 30, 2019 at 10:00 a.m. (Central Time). During this virtual Annual Meeting, you will be able to participate in the Annual Meeting online as well as vote your shares and submit questions. There will be no physical location for stockholders to attend. You must have your 16 digit control number to participate in the Annual Meeting. At the Annual Meeting, you will be asked to:

1.	Elect the eight directors named in the Proxy Statement, each to serve a one-year term;

2.	Approve, on an advisory basis, our named executive officer compensation (“Say-on-Pay”);

3.	Ratify the appointment of our independent registered public accounting firm for the 2019 fiscal year; and

4.	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only stockholders of record as of the close of business on April 10, 2019 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of these stockholders will be available for inspection during normal business hours for 10 days preceding the Annual Meeting at our corporate headquarters located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479 and electronically during the Annual Meeting at www.proxyvote.com when you enter your 16 digit control number.
Your vote is important! Even if you plan to attend the virtual Annual Meeting, it is important you vote as soon as possible using one of the methods set forth in this Proxy Statement. Our proxy materials, including our 2018 Annual Report, are available to stockholders online at www.proxyvote.com. Paper copies are also available free of charge by sending an email containing the 16 digit control number included on the Notice of Internet Availability of Proxy Materials you received to sendmaterial@proxyvote.com, calling 1-800-579-1639, requesting a copy online at www.proxyvote.com or writing to me at the Company’s corporate headquarters listed above.

By Order of the Board of Directors,

CVR Energy, Inc.

By:
Melissa M. Buhrig
Executive Vice President, General Counsel and Secretary

Sugar Land, Texas
April 18, 2019

PROXY STATEMENT FOR CVR ENERGY, INC.
2019 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This is only a summary and may not contain all of the information that is important to you. For more complete information, please review this Proxy Statement in full, as well as our 2018 Annual Report on Form 10-K.
2019 Meeting Information
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of CVR Energy, Inc. (“CVR Energy” or the “Company”) of proxies to be voted at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), and at any adjournment or postponement thereof.

Date:	May 30, 2019
Time:	10:00 a.m. (Central Time)
Location:	Virtually online at www.virtualshareholdermeeting.com/CVI2019
How to Attend:	By entering, at the website above, the 16 digit control number, which may be found on the Notice of Internet Availability or proxy materials sent to you.
Matters to be Voted Upon
In addition to the proposals listed below, stockholders will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Each proxy will be voted as specified by the stockholder. Any duly executed proxy not specifying to the contrary will be voted in accordance with the Board’s recommendations, listed below.

	Proposals	Board Recommendation	Page Reference
Proposal 1.	Election of Eight Directors Named in this Proxy Statement	FOR each nominee	18
Proposal 2.	Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)	FOR	38
Proposal 3.	Ratification of the Appointment of Auditors	FOR	41
Board, Governance and Compensation Highlights (see pages 11 through 29)
Our Board believes that our commitment to high ethical standards, strong corporate governance, the skills and experience of our directors and our compensation policies and practices benefit our stockholders, employees, customers and communities. Certain highlights of our corporate governance and compensation practices are listed below:

†	Experienced Board with directors elected annually.

†	Active Board and committee oversight of Company risks.

†	Separate Chairman and Chief Executive Officer roles.

†	Independent directors who regularly meet in executive session.

†	Alignment of executive pay with Company performance, including rigorous performance goals.

†	Executive compensation, including fixed and variable, and long-term and short-term elements.

†	Clawback policies in long-term incentive awards.

2018 Company Performance Highlights
During 2018, we continued our mission of  being a top tier North American petroleum refining and nitrogen-based fertilizer company as measured by safe and reliable operations, superior performance and profitable growth. We focus on our Core Values of Safety, Environment, Integrity, Corporate Citizenship and Continuous Improvement, and our strategic objectives of Safety, Reliability, Market Capture and Financial Discipline.
We successfully executed a number of achievements in support of our strategic objectives shown below through the date of this filing.

	Safety	Reliability	Market Capture	Financial Discipline
We achieved significant year-over-year improvement in environmental, health and safety areas at all plants.	w	w
We consolidated certain back office locations reducing administrative overhead costs.				w
Petroleum Segment:
Rationalized our gathering operations to focus on crude oil produced within closer proximity to the refineries where we have transportation advantages.			w	w
We increased our throughput of regional crudes and condensate by 38% and 270%, respectively, while reducing reliance on WTI Cushing common crude oil by 30%.			w	w
We completed the reversal of our Red River pipeline to deliver SCOOP / STACK barrels to Coffeyville, replacing WTI Cushing common barrels.			w	w
The refineries ran at high utilization rates, excluding the unplanned downtime in the first quarter of 2018.	w	w	w	w
We outlined a multi-year approach to improve crude optionality, market capture and reliability at the Refineries.		w	w	w
We completed the Benfree repositioning project at the Wynnewood Refinery which should increase liquid yield by 1%.		w	w	w
We increased our production of premium gasoline to over 9,000 bpd in 2018 compared to approximately 6,400 bpd in 2017.			w
We increased internal RIN generation by beginning to blend Biodiesel across refinery racks.			w	w
Nitrogen Fertilizer:
During 2018, we maintained high utilization rates, excluding planned downtime at our Coffeyville Facility.	w	w	w	w
In the second half of 2018, we began loading CVR Partners railcars at a new rail loading rack at our Coffeyville Fertilizer Facility, providing unit train capabilities and further geographic reach at reduced per ton/mile distribution costs.
			w	w
During the second quarter of 2018, the Coffeyville Fertilizer Facility completed its planned turnaround on-time and on-budget.	w	w	w	w
We are in the process of implementing a plan to construct and operate a backup oxygen unit at the Coffeyville Fertilizer Facility to reduce impacts of third party outages.		w		w

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY MATERIALS
We are providing this Proxy Statement and related materials because our Board is soliciting your proxy to vote your shares at the 2019 Annual Meeting of Stockholders to be held on Thursday, May 30, 2019, beginning at 10:00 a.m (Central Time) virtually online at www.virtualshareholdermeeting.com/CVI2019 and any adjournment or postponement of the Annual Meeting. This Proxy Statement and the enclosed proxy card are being first made available to stockholders on or about April 18, 2019. All stockholders are invited to attend the online Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for 2019 Annual Meeting of the Stockholders to be Held on May 30, 2019:
This Proxy Statement and our 2018 Annual Report are available online at www.proxyvote.com.
Why did I receive the Notice? How do I request a paper copy of the proxy materials and 2018 Annual Report?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide its proxy materials over the Internet. Accordingly, the Company has sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders. All stockholders may access the proxy materials on the website referred to in the Notice: www.proxyvote.com. Our 2018 Annual Report on Form 10-K and other periodic filings with the SEC are also available at the SEC’s website at www.sec.gov, or on the “Investor Relations” section of our website at www.cvrenergy.com.

Stockholders may request a paper copy of our proxy materials and 2018 Annual Report free of charge by:

•	Requesting a paper copy online at www.proxyvote.com;

•	Calling 1-800-579-1639;

•	Sending an email with the subject line containing your 16 digit control number to sendmaterial@proxyvote.com; or

•	Writing to Melissa M. Buhrig, Secretary, at the Company’s corporate headquarters located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

While stockholders may request to receive paper copies of proxy materials on an ongoing basis, the Company encourages stockholders to access the proxy materials online to help reduce the costs the Company incurs in printing and mailing paper copies of the proxy materials and 2018 Annual Report.

What is a Proxy Statement?
A Proxy Statement is a document that the SEC requires us to give you when we solicit your proxy to vote your shares on your behalf. A proxy is your legal designation of another person to vote the stock you own. When you vote online, by telephone or by signing, dating and returning your proxy card, you designate two of our officers as your proxies at the Annual Meeting. These two officers are Tracy D. Jackson, our Executive Vice President and Chief Financial Officer, and Melissa M. Buhrig, our Executive Vice President, General Counsel and Secretary, each with full power to act without the other and with full power of substitution.
Who is entitled to vote?
Holders of CVR Energy common stock at the close of business on April 10, 2019 (the “Record Date”) are entitled to receive the Notice and to vote their shares at the Annual Meeting. On the Record Date, there were 100,530,599 shares of CVR Energy common stock outstanding. CVR Energy common stock is our only class of voting stock issued and outstanding.
How many votes do I have?
You will have one vote for every share of CVR Energy common stock that you owned at the close of business on the Record Date.

What matters will be voted on and how does the Board recommend I vote?
The three matters scheduled to be voted on at the Annual Meeting, and the recommendations of the Board, are listed below:

	Proposals	Board Recommendation	Page Reference
Proposal 1.	Election of Eight Directors Named in this Proxy Statement	FOR each nominee	18
Proposal 2.	Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)	FOR	38
Proposal 3.	Ratification of the Appointment of Auditors	FOR	41
In addition to these matters, stockholders will also transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
How do I vote?
If you were a stockholder of record at the close of business on the Record Date, you can vote your shares by any one of the following methods:

•	Before the Annual Meeting:

◦	Online by visiting www.proxyvote.com and entering your 16 digit control number;

◦	By telephone at 1-800-690-6903; or

◦	If you received a paper copy of the proxy materials, by signing and returning your proxy card;

•	During the Annual Meeting:

◦	By participating in the Annual Meeting and voting online during the Annual Meeting at www.virtualshareholdermeeting.com/CVI2019.

If you were a beneficial owner at the close of business on the Record Date, you will be sent separate voting instructions from your broker, bank or other nominee explaining how to vote your shares. Beneficial holders who wish to vote during our online Annual Meeting must ask the brokerage firm, trust, bank or other nominee that holds their shares to provide them with a legal proxy to vote such shares.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone will not affect your right to attend the Annual Meeting and vote online during the Annual Meeting.
What is the difference between a stockholder of record and a beneficial owner?
If your shares are registered directly in your name with CVR Energy’s transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered a “beneficial owner” with respect to those shares which shares are sometimes referred to as being held “in street name”, and access to our proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.
Can I revoke or change my vote?
If you are a stockholder of record, you can change or revoke your proxy before it is voted at the Annual Meeting in one of the following ways:

•	Timely delivering a valid, later-dated proxy or a later-dated vote by telephone;

•	Delivering written notice of revocation to the Company’s Secretary at the address above; or

•	Attending the Annual Meeting online and voting online during the Annual Meeting.
If you are a beneficial owner of shares but not the record holder, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote at the Annual Meeting if you obtain a legal proxy as described in the answer to the question “How do I vote?” above. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How can I participate in the Annual Meeting?
The Annual Meeting will be held entirely virtually, as permitted by Delaware law and the Company’s Second Amended and Restated By-Laws (the “By-Laws”). There will be no physical location at which stockholders may attend the Annual Meeting, but stockholders may participate in and vote at the Annual Meeting electronically. Stockholders who participate in the virtual Annual Meeting will be deemed to be present and will be able to vote during the Annual Meeting at the time that the polls are open. Stockholders who wish to participate in the meeting should go to www.virtualshareholdermeeting.com/CVI2019 at least 10 minutes before the beginning of the Annual Meeting to register their participation and complete the verification procedures to confirm that they were stockholders of record (or a duly authorized proxy holder of a stockholders of record) as of the Record Date, April 10, 2019. Stockholders of record (or a duly authorized proxy holder of a stockholder of record) will need to provide their 16 digit control number to verify their identity and gain access to the Annual Meeting.
What if during the check-in time or during the Annual Meeting, I have technical difficulties or trouble accessing the live webcast?
If you encounter any difficulties accessing the live webcast during the check-in or meeting, please call Broadridge Customer Service at 1-855-449-0991 (toll free) or 720-353-3640 (international toll fees may apply).

What votes need to be present to hold the Annual Meeting?
Under our By-Laws, the presence, in person online or by proxy, of the holders of a majority of the aggregate voting power of the common stock issued and outstanding on the Record Date (April 10, 2019) entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. Although not expected, if a quorum is not present or represented, we may adjourn and reschedule the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.
What vote is required to approve each proposal?

Proposal	Requirement to Approve
Proposal 1: Election of Eight Directors Named in this Proxy Statement
Affirmative vote of a plurality of the votes by present in person (virtually) or by proxy and entitled to vote (in other words, the eight nominees who receive the most votes “FOR” their election will be elected).

Proposal 2: Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)
Affirmative vote of a majority of the votes by present in person (virtually) or by proxy and entitled to vote. However, the vote is non-binding and CVR Energy will not be required to take any action as a result of the outcome of the vote.

Proposal 3: Ratification of the Appointment of Auditors	Affirmative vote of a majority of the votes by present in person (virtually) or by proxy and entitled to vote.
How are votes counted?
For Proposal 1 (Election of Eight Directors Named in this Proxy Statement), your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. If you withhold your vote with respect to any nominee, your vote will have no effect on the election of such nominee. For all other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN” from voting with respect to any of these proposals, it has the same effect as a vote “AGAINST” the proposal. If you sign your voting instruction form with no further instructions and you are a stockholder of record, as of the Record Date, then your shares will be voted in accordance with the recommendations of our Board. If you sign your voting instruction form with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

What is the effect of broker non-votes?
A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under current New York Stock Exchange (the “NYSE”) rules, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the selection of Grant Thornton and, therefore, no broker non-votes are expected for this proposal. However, your broker, bank or other nominee will not be permitted to exercise discretion to vote your shares for the election of directors or the Say-on-Pay proposal. Directors are elected by a plurality vote and, therefore, shares subject to a broker non-vote with respect to the election of directors will have no effect on the election of nominees. Shares subject to a broker non-vote with respect to the Say-on-Pay proposal are not considered to be entitled to vote at the Annual Meeting and, therefore, will have no effect on the Say-on-Pay proposal.
Who will pay the costs of soliciting these proxies?
We will bear all costs of solicitation. Upon request, we will reimburse brokers, banks and other nominees for the expenses they incur in forwarding the proxy materials to you.
Is this Proxy Statement the only way that proxies may be solicited?
No. In addition to our mailing the Notice, members of our Board, executive officers and certain employees may solicit proxies by telephone, by fax or other electronic means of communication (through electronic mail and the Company’s webpage), or in person. They will not receive any compensation for their solicitation activities in addition to their regular compensation. We have not engaged an outside solicitation firm in connection with the solicitation of proxies at this year’s Annual Meeting.
Where can I find the voting results?
We will publish voting results in a Current Report on Form 8-K that we will file with the SEC within four business days following the Annual Meeting. If on the date of this filing the inspector of election for the Annual Meeting has not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent amended Form 8-K filing within four business days after the final voting results are known.
Why did I receive only one Notice when there are several stockholders at my address?
If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of the Notice and, if applicable, our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee.
If you did not receive an individual copy of the Notice, our 2018 Annual Report or Proxy Statement, we will send copies to you if you contact us at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, (281) 207-3200, Attention: General Counsel. If you and other residents at your address have been receiving multiple copies of the Notice or, if applicable, our Annual Report or Proxy Statement, and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.
Whom should I contact if I have any questions?
If you have any questions about the Annual Meeting, please call our provider at: Broadridge Financial Solutions, Inc., 1-866-232-3037 (toll free) or 720-358-3640 (international toll).
If you have any questions about your ownership of CVR Energy common stock, please contact our transfer agent at: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, Telephone: (800) 937-5449, Website Address: www.astfinancial.com

CORPORATE GOVERNANCE
Introduction
We believe that good corporate governance helps to ensure the Company is managed for the long-term benefits of our stockholders. We regularly review and consider our corporate governance policies and practices, the SEC’s corporate governance rules and regulations and the corporate governance listing standards of the NYSE, the stock exchange on which our common stock is traded.
We have adopted a Code of Ethics and Business Conduct (the “Code”) that applies to all of our directors, officers and employees, and also includes portions that specifically apply to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and others performing related functions. Copies of the Code and our Corporate Governance Guidelines are posted on our website at www.cvrenergy.com under the heading “Investor Relations” and the subheading “Corporate Governance.” Printed copies of these documents are also available free of charge upon request to our Secretary. We will post on our website or file a Form 8-K with the SEC any amendments to, or waivers from, the Code requiring disclosure under applicable rules within four business days following the amendment or waiver.
Our Board
During 2018, the Board consisted of three directors affirmatively determined by the Board to be independent directors (Bob G. Alexander, Stephen Mongillo and James M. Strock), one employee director (David L. Lamp, our Chief Executive Officer) and the following non-employee directors who are or were also directors and/or executive officers of Icahn Enterprises L.P. (“IEP”):

•	SungHwan Cho and Johnathan Frates;

•	Carl C. Icahn, who elected not to stand for reelection at the 2018 Annual Meeting of Stockholders so served until June 13, 2018;

•	Louis J. Pastor, who served until September 28, 2018; and

•	Patricia A. Agnello and Hunter C. Gary, who were appointed in September 28, 2018.
The size of the Board was reduced from eight directors to seven on June 13, 2018 and increased back to eight on September 28, 2018, when Mr. Pastor resigned and Ms. Agnello and Mr. Gary were appointed. The experience and expertise Ms. Agnello and Mr. Gary bring to our Board is further described in their biographies beginning on page 18. None of our directors or executive officers currently have any family relationship with any other director or executive officer. The table below sets forth the names and ages (as of April 10, 2019) of each of the nominees for our Board (each of whom is an existing director) and the year they first joined our Board.

Name	Age	Position	Joined Board
Bob G. Alexander	85	Director	May 2012
Patricia A. Agnello	62	Director	September 2018
SungHwan Cho	45	Chairman and Director	May 2012
Jonathan Frates	36	Director	March 2016
Hunter C. Gary	44	Director	September 2018
David L. Lamp	61	President, Chief Executive Officer and Director	January 2018
Stephen Mongillo	57	Director	May 2012
James M. Strock	62	Director	May 2012

Detailed descriptions of the backgrounds, experience and qualifications of our directors as of December 31, 2018 begins on page 18. As required by our Corporate Governance Guidelines, the Board periodically evaluates the composition of the Board, including the skill sets, diversity, leadership structure, background and experience of its directors. The Board believes its current structure and composition is best for the Company and its stockholders at this time.
Board Leadership
Our Corporate Governance Guidelines provide the Board with the flexibility to exercise its business judgment to choose the optimal leadership for the Board depending upon the Company’s particular needs and circumstances.

The Board is currently led by its Chairman, Mr. Cho, who assumed the position of Chairman from Mr. Icahn at the 2018 Annual Meeting. During 2018, Mr. Lamp served as our Chief Executive Officer. The Board believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, is appropriate at this time in light of ownership of over 70% of our common stock by affiliates of IEP. In particular, the Board believes that this structure clarifies the individual roles and responsibilities of the Chairman and Chief Executive Officer and enhances accountability. The Board recognizes that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant. The Board’s leadership has varied over time. The Board believes it should have the flexibility to make determinations as to its leadership structure, including whether the same individual should serve as both Chairman and Chief Executive Officer, in the future. In determining the appropriate leadership structure, the Board considers, among other factors, the current composition of the Board and the challenges and opportunities specific to the Company.
Director Qualifications and Nominations
The Board seeks a diverse group of directors who have attributes necessary to create a cohesive and effective Board, including high personal and professional ethics, integrity and values, vision and long-term strategic perspective, experience in similar industries, practical judgment, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all of our stockholders. The Board believes that it should possess a combination of skills, professional experience, and diversity of backgrounds and perspectives necessary to oversee our business.
As a result of IEP’s control of a majority of our outstanding common stock, IEP ultimately controls the election of all of the members of our Board. Consequently, our Board has deemed it appropriate not to maintain a formal policy with respect to the review of potential nominees or to charge the Nominating and Corporate Governance Committee (the “Governance Committee”) with the nomination of directors. However, all of our directors ultimately participate in the review of potential nominees to our Board. In 2019, the Board reviewed the qualifications, skills, backgrounds and experience of our directors and director nominees, both individually and in the broader context of the Board’s overall composition and our current and future needs.
The Board may consider candidates recommended by stockholders, as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. If a stockholder wishes to recommend a candidate for director for election at the 2020 Annual Meeting of Stockholders, it must follow the procedures described below under “2020 Stockholder Proposals and Director Nominations.”
Director Independence and the “Controlled Company” Exemption
We are a controlled company under the rules of the NYSE and, as a result, we qualify for and may rely on exemptions from certain requirements of the NYSE. Under the rules of the NYSE, a listed company is a controlled company when more than 50% of the voting power is held by an individual, a group or another company. Our Board has determined that we are a controlled company because IEP and its affiliates currently own approximately 70.8% of our outstanding common stock.
Due to our status as a controlled company, we are relying on exemptions from the NYSE rules that require that (a) our Board be comprised of a majority of independent directors as defined under the rules of the NYSE, (b) our Compensation Committee be comprised solely of independent directors and (c) our Governance Committee be comprised solely of independent directors.
The controlled company exemption does not modify the independence requirements for the Audit Committee. The Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”) and NYSE rules require that our Audit Committee be composed entirely of independent directors. The members of the Audit Committee are Messrs. Mongillo, Alexander and Strock. Our Board has affirmatively determined that Messrs. Mongillo, Alexander and Strock are independent directors under the rules and regulations of the SEC and the NYSE that are applicable to audit committee members under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).
Board Oversight and Meetings
The Board oversees the business of the Company, which is conducted by the Company’s officers and employees under the direction of the Chief Executive Officer. The Board performs a number of specific functions, including (among others):

•	Reviewing, approving and monitoring fundamental financial and business strategies, risks and major corporate actions;

•	Selecting, evaluating and compensating the Chief Executive Officer and other executive officers of the Company; and

•	Reviewing the Company’s compliance with its public disclosure obligations.
Members of the Board are kept informed about our Company’s business by members of the Company’s management. The full Board is also advised of actions taken by the various committees of our Board by the chairmen of those committees. Directors have access to all of our books, records and reports, and members of management are available at all times to answer their questions. Management also communicates with the various members of our Board on a regular informal basis, as is needed, to effectively oversee the activities of our Company.
The Board met eight times in 2018. All of the directors who served during 2018 attended at least 75% of the total meetings of the Board and each of the Board committees on which such director served during their respective tenure on the Board except for Mr. Icahn, who retired June 13, 2018, and Mr. Gary, who was not appointed as a director until September 28, 2018. In addition, while we do not have a specific policy regarding attendance at the annual meeting of stockholders, all director nominees are encouraged to attend the Annual Meeting. In 2018, one director attended our annual meeting of stockholders.
Meetings of Non-Management Directors and Executive Sessions
To promote open discussion among non-management directors, we schedule regular executive sessions in which our independent or non-management directors meet without management participation. “Non-management directors” are all directors who are not executive officers. During 2018, three of our directors were independent (Messrs. Alexander, Mongillo and Strock) and all of our directors were non-management directors, except for Mr. Lamp, our President and Chief Executive Officer. Currently, we do not have a lead independent director. Our independent directors met twice in executive session during 2018. Our non-management directors did not formally meet during 2018. In the absence of further action, the Chairman of the Board will serve as Chairman of the executive sessions held by our non-management directors.
Risk Oversight
We believe that our governance processes, including the Board’s involvement in developing and implementing strategy, active oversight of risk, regular review of business results and thorough evaluation of executive officer performance and compensation, provide rigorous Board oversight of the Company and its management.
The Board considers oversight of CVR Energy’s risks and risk management activities to be a responsibility of the entire Board, though the Board also delegates certain risk oversight to certain of its committees. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management and risk mitigation strategies. When a report is vetted at the committee level, the chairman of that committee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of CVR Energy’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing the Company. The Audit Committee assists the Board with oversight of the Company’s material financial risk exposures and the Company’s material financial statement and financial reporting risks, the Compensation Committee assists the Board with oversight of risks associated with the Company’s compensation and benefits policies and practices, and the Governance Committee assists the Board with oversight of risks associated with the Company’s governance. In each case, the Board or the applicable committee oversees the steps Company management has taken to monitor and control such exposures, including the periodic review of new and emerging risks.

The Chief Executive Officer’s membership on and collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and risks. He is available to the Board to address any questions from other directors regarding management’s ability to identify and mitigate risks and weigh them against potential rewards.
We have performed an internal review of all of our material compensation programs and have concluded that there are no plans that provide meaningful incentives for employees, including the named executive officers and other executive officers, to take risks that would be reasonably likely to have a material adverse effect on us.
Communications with Directors
Stockholders and other interested parties wishing to communicate with our Board may send a written communication addressed to:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: General Counsel
Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication. Any stockholder or other interested party who is interested in contacting only the independent directors or non-management directors as a group or the director who presides over the meetings of the independent directors or non-management directors may also send written communications to the contact above and should state for whom the communication is intended.
Committees of the Board
Our Board has four main standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the Special Committee. Any standing committee with a written charter reviews the adequacy of such charter periodically in addition to evaluating its performance and reporting to the Board on such evaluation. The charter for each of these committees (except the Special Committee, which does not have a charter) is posted on our website at www.cvrenergy.com under the heading “Investor Relations” and the subheading “Corporate Governance.” All of the members of the Audit Committee are independent and non-employee directors as defined by the rules and regulations of the NYSE and the SEC applicable to Audit Committee members and our corporate governance guidelines. The composition of the Board’s four standing committees is as follows:

Director	Audit Committee	Compensation Committee	Governance Committee	Special Committee
Bob G. Alexander	X
Patricia A. Agnello
SungHwan Cho			X	X
Hunter C. Gary		C
Jonathan Frates		X	C	X
David L. Lamp				X
Stephen Mongillo	C		X
James M. Strock	X		X
C = Chairman; X = Committee Member
Audit Committee

As required by the Exchange Act and the listing standards of the NYSE, our Audit Committee consists of three directors, each of whom have been appointed by the Board and affirmatively determined by the Board to meet the independence standards established by the NYSE and the Exchange Act for membership on an audit committee: Mr. Mongillo, who also serves as Chairman, and Messrs. Alexander and Strock. The Board has determined that each of Messrs. Mongillo, Alexander and Strock are “financially literate” and that Mr. Mongillo further qualifies as an “Audit Committee Financial Expert,” as defined by SEC rules. Among other responsibilities, the Audit

Committee:

•
Is directly responsible for the appointment, compensation, retention and oversight of the independent auditors; the approval of all audit and non-audit services provided by and fees to the independent auditor; the evaluation and review of the independence, qualifications and performance of the independent auditors; and, the scope and staffing of the audit;

•	Reviews and discusses with management, internal auditors and independent auditors the Company’s critical accounting policies and practices, and financial statement presentation of the Company;

•
Oversees the integrity of the financial reporting process, system of internal accounting controls, and financial statements and reports of the Company, including review of the Company’s annual and quarterly financial statements and disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in periodic reports filed with the SEC;

•	Oversees and evaluates the performance, responsibilities, budget and staffing of the internal audit function;

•
Establishes procedures for and oversees handling of complaints regarding accounting, internal accounting controls or auditing matters and the confidential submission of concerns regarding questionable accounting or auditing matters;

•	Sets policies for hiring current or former employees of the independent auditor;

•
Periodically reviews the Company’s compliance with applicable laws, potential significant financial risks, major litigation, regulatory compliance, risk management, insurance coverage and any policies, practices or mitigation activities relating thereto;

•	Reviews external and internal audit reports and management’s responses thereto and any related party or off-balance sheet transactions; and

•	Otherwise complies with its responsibilities and duties as stated in its charter.
The Audit Committee met six times during fiscal year 2018. In performing its functions and fulfilling its oversight responsibilities, the Audit Committee consults separately and jointly with the independent auditors, the Company’s internal auditors, the Chief Financial Officer, the Compliance Officer and other members of the Company’s management. The Audit Committee reviewed and discussed with management and Grant Thornton LLP (“Grant Thornton”), our independent registered accounting firm, the audited financial statements contained in the Company’s Annual Report on Form 10-K and received written disclosures in the form of a letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”).
Compensation Committee
Although not required by NYSE listing standards, the Board has a Compensation Committee comprised of Mr. Gary, who also serves as Chairman, and Mr. Frates. Among other responsibilities, the Compensation Committee:

•
Reviews, amends, modifies, adopts and oversees the incentive compensation plans, equity-based compensation plans, qualified retirement plans, health and welfare plans, deferred compensation plans, and any other benefit plans, programs or arrangements sponsored or maintained by the Company;

•
Evaluates the performance of our executive officers and, in connection therewith, reviews and determines, or recommends to the Board, the annual salary, bonus, equity-based compensation, and other compensation, incentives and benefits of our executive officers (other than compensation and benefits provided by one of its affiliates);

•	Reviews and approves any employment, consulting, change in control, severance or termination, or other compensation agreements or arrangements with our executive officers;

•	Reviews and makes recommendations to the Board with respect to the compensation of non-employee directors or any plans or programs relating thereto;

•	Reviews and discusses the Compensation Committee Report and the Compensation Discussion and Analysis and recommends to the Board their inclusion in the Company’s Proxy Statement;

•	Assists the Board in assessing any risks to the Company associated with compensation practices and policies; and

•	Otherwise complies with its responsibilities and duties as stated in its charter.

The Compensation Committee has the sole authority to retain any compensation consultant, legal counsel or other adviser that the Compensation Committee determines is independent from management under the independence factors enumerated by the rules of the NYSE, and is directly responsible for the appointment, compensation and oversight of the work of any such consultant or adviser. The Compensation Committee met one time during fiscal year 2018 and acted by written consent multiple times. In performing its functions and fulfilling its oversight responsibilities, the Compensation Committee consults separately and jointly with the Chief Executive Officer and other members of our management.

Nominating and Corporate Governance Committee

Although not required by NYSE listing standards, the Board has a Governance Committee comprised of Mr. Frates, who also serves as Chairman, and Messrs. Cho, Mongillo and Strock. The Governance Committee met once in 2018. Among other responsibilities, the Governance Committee:

•	Annually reviews the Company’s Corporate Governance Guidelines;

•	Oversees the performance of the Board and committees thereof; and

•	Complies with its responsibilities and duties as stated in the Governance Committee Charter.
Special Committee
The Board also has a Special Committee comprised of Messrs. Cho, Frates and Lamp. Among other responsibilities, the Special Committee is responsible for evaluating and approving matters arising during the intervals between meetings of the Board that did not warrant convening a special meeting of the Board but should not be postponed until the next scheduled meeting of that Board, and also for exercising the approval authority delegated to the Special Committee by the Board. The Special Committee did not formally meet during fiscal year 2018 though acted by written consent multiple times.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee was comprised of Messrs. Pastor and Frates through September, 28, 2018 and Messrs. Gary and Frates following September 28, 2018. None of the members of the Compensation Committee during 2018 have, at any time, been an officer or employee of the Company and none have any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company.

DIRECTOR COMPENSATION
Director Compensation Program
The compensation the Company pays to its directors who are not officers or employees of CVR Energy or its affiliates (“Non-Employee Directors”) is designed to attract and retain nationally recognized, highly qualified directors to lead the Company and to be demonstrably fair to both the Company and its Non-Employee Directors, taking into consideration, among other things, the time commitments required for service on the Board and its committees. In developing Non-Employee Director compensation, the Board considers the factors set forth above, and relies upon its experience and judgment. Non-Employee Director compensation generally includes an annual cash retainer for service as a director, a separate cash retainer for service as a member or Chairman of a committee and reimbursement of certain travel and director education expenses.
In December 2017, the Board considered the factors set forth above and, using their experience and judgment, approved the following Non-Employee Director compensation for 2018:

•	An annual cash retainer of $50,000 (reduced from the prior year retainer of $75,000), payable quarterly;

•	An annual cash retainer for service as a committee Chairman or member of $5,000 and $1,000, respectively; and

•	Reimbursement of out-of-pocket costs incurred in connection with attending meetings of the Board and its committees and up to $1,500 in director-related education expenses.
No other directors (including directors affiliated with IEP) receive any compensation for their service on the Board or its committees, though would be entitled to reimbursement of certain travel expenses.
The following table reflects compensation earned by or paid to each Non-Employee Director for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Bob G. Alexander	51,000	—	51,000
Stephen Mongillo	57,000	—	57,000
James M. Strock	52,000	—	52,000

PROPOSAL 1
ELECTION OF EIGHT DIRECTORS NAMED IN THIS PROXY STATEMENT
Nominees
At the Annual Meeting, stockholders are requested to elect Ms. Agnello and Messrs. Alexander, Cho, Frates, Gary, Lamp, Mongillo and Strock to hold office until the 2020 Annual Meeting of Stockholders or until their successors are elected and qualified. Each of the nominees has indicated his or her willingness to serve as a director, if elected. If for any reason any of the nominees should become unable to serve as a director prior to the Annual Meeting, the proxy holders may vote for the election of a substitute nominee designated by the Board or the Board may reduce its size. The Board believes each of the directors who have been nominated is qualified to serve as a director due to the value of his or her experiences, qualifications, attributes and skills as noted below.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:

Nominee	Principal Occupation, Experience and Qualifications
Bob G. Alexander Age 85 Director since 2012
Mr. Alexander has served as a director since May 2012. Mr. Alexander has served as a director of TransAtlantic Petroleum Corp., an international exploration and production company doing business in Turkey, Poland, Bulgaria and Romania, since June 2010. Mr. Alexander served as a director of Seventy Seven Energy Inc., a diversified oilfield services company from June 2014 until April 2017. Mr. Alexander previously served on the board of directors of Chesapeake Energy Corporation (“Chesapeake”), an oil and gas exploration and production company, from June 2012 until June 2014. Mr. Alexander, a founder of Alexander Energy Corporation, served as Chairman of the Board, President and Chief Executive Officer of Alexander Energy, from 1980 to 1996 and as President and Chief Executive Officer of National Energy Group, Inc., an oil and gas property management company, from 1998 to 2006. National Energy Group was previously indirectly controlled by Mr. Icahn. Mr. Icahn also previously held a non-controlling interest in Chesapeake through the ownership of securities. Mr. Alexander also served on the board of Quest Resource Corporation, from June until August 2008. Mr. Alexander has served on numerous committees with the Independent Petroleum Association of America, the Oklahoma Independent Petroleum Association and the State of Oklahoma Energy Commission. Mr. Alexander received a Bachelor of Science degree in Geological Engineering from the University of Oklahoma. Based upon Mr. Alexander’s experience in the oil and gas services industry, as well as his experience serving as a director of other public companies, we believe that Mr. Alexander has the requisite set of skills to serve as a Board member.

Patricia A. Agnello Age 62 Director since 2018
Ms. Agnello has served as a director since September 2018. Ms. Agnello has been the Chief Human Resources Officer & Employment Counsel for Insight Portfolio Group LLC (“Insight Portfolio Group”), a group purchasing organization focused on leveraging the aggregated spend of its collective members and an entity affiliated with Mr. Icahn, since May 2007.  In this capacity, Ms. Agnello provides human resources advice to a variety of companies with which Mr. Icahn has a relationship.  Prior to joining Insight Portfolio Group, Ms. Agnello held senior human resources positions at Integro Insurance Brokers, North Fork Bank, Marsh & McLennan Companies, Inc., PriceWaterhouseCoopers, and spent approximately 15 years with Exxon Corporation.  Ms. Agnello has been a director of:  Icahn Automotive Group LLC (“IAG”), an automotive parts installer, retailer and distributor, since 2017; and PSC Metals, LLC (“PSC”), a metal recycling company, since 2012.  Ms. Agnello was previously a director of American Railcar Industries, Inc. (“ARI”), a railcar manufacturing company, from November 2017 until December 2018.  ARI, IAG and PSC are each indirectly controlled by Mr. Icahn. Ms. Agnello received a J.D. from St. John’s University School of Law, an MBA in Human Resources Management from Adelphi University, and a BA in Liberal Arts from Marymount Manhattan College. Except as listed above, Ms. Agnello has served on no other public company boards in the past five years. Based on Ms. Agnello’s extensive experience in human resources, business acumen and extensive board experience, we believe Ms. Agnello has the requisite skills to serve as a member of the Board.

SungHwan Cho Age 45 Director since 2012
Mr. Cho has served as a director since May 2012 and has been Chairman of the Board since June 2018. Mr. Cho has served as Chief Financial Officer of IEP, a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, mining, real estate and home fashion, since March 2012. Prior to that time, he was senior vice president and previously portfolio company associate at IEP since, October 2006. Mr. Cho has been a director of: Tenneco, Inc. (“Tenneco”), a manufacturer of products for light vehicles and trucks, since April 2019; Hertz Global Holdings, Inc. (“Hertz”), a company engaged in the car rental business, since May 2017; Ferrous Resources Limited (“Ferrous”), an iron ore mining company with operations in Brazil, since June 2015; and IEP, since September 2012.  In addition, Mr. Cho serves as a director of certain wholly-owned subsidiaries of IEP, including: IAG; PSC; and WestPoint Home LLC (“WestPoint Home”), a home textiles manufacturer. Mr. Cho was previously: a member of the Executive Committee of American Railcar Leasing LLC (“ARL”), a lessor and seller of specialized railroad tank and covered hopper railcars, from September 2013 until June 2017; a director of CVR Partners LP (“UAN”), a nitrogen fertilizer company, from May 2012 until April 2017; a director of CVR Refining, LP (“CVRR”), an independent downstream energy limited partnership, from January 2013 until February 2019 (and was Chairman of the Board, from June 2018 until February 2019); a director of Viskase Companies, Inc. (“Viskase”), a meat-casing company, from November 2006 until April 2017; a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 until November 2013; a director of ARL from June 2011 and Chairman of the Board of ARL, from July 2014 until December 2018; and a director of Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation) (“Federal-Mogul”), a supplier of automotive powertrain and safety components until October 2018.  Ferrous, CVRR, IEP, CVR Energy, UAN, Federal-Mogul, IAG, ARL, ARI, WestPoint Home, PSC and Viskase each are indirectly controlled by Mr. Icahn, and ARL was previously indirectly controlled by Mr. Icahn. Mr. Icahn also has or previously had a non-controlling interest in each of Tennaco, Hertz and Take-Two Interactive Software through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business. Except as listed above, Mr. Cho has served on no other public company boards in the past five years. Based upon Mr. Cho’s deep understanding of finance and risk obtained from his past experience, including his position as an investment banker at Salomon Smith Barney, we believe that Mr. Cho has the requisite set of skills to serve as Chairman and a member of our Board.

Jonathan Frates Age 36 Director since 2016
Mr. Frates has served as a director since 2016. Mr. Frates been a managing director at IEP since June 2018. From November 2015 until June 2018, Mr. Frates served as a portfolio company associate at IEP. Prior to joining IEP, Mr. Frates served as a senior business analyst at First Acceptance Corp. and as an associate at its holding company, Diamond A Ford Corp. Mr. Frates began his career as an investment banking analyst at Wachovia Securities LLC. Mr. Frates has served as: Chairman of the board of directors of SandRidge Energy, Inc. (“Sandridge”), an oil and natural gas company with a principal focus on exploration and production activities in the U.S., since June 2018; a director of Ferrous since December 2016; a director of UAN since April 2016; and a director of Viskase since March 2016.  Mr. Frates was previously a director of ARI from March 2016 until December 2018 and a director of CVRR from March 2016 until February 2019.  Ferrous, ARI, Viskase, CVR Energy, CVRR and UAN are each indirectly controlled by Mr. Icahn. Mr. Icahn also has a non-controlling interest in SandRidge through the ownership of securities. Mr. Frates received a BBA from Southern Methodist University and an MBA from Columbia Business School. Except as listed above, Mr. Frates has served on no other public company boards in the past five years. Based upon Mr. Frates’ strong financial background and experience as an analyst, we believe that Mr. Frates has the requisite set of skills to serve as a member of our Board.

Hunter C. Gary Age 44 Director since 2018
Mr. Gary has served as a director since 2018. Mr. Gary has served as Senior Managing Director of IEP and has been employed by IEP since November 2010. Mr. Gary has served as President of IEP’s Real Estate segment, since November 2013 and has led the Information Technology and Cybersecurity group at IEP, since September 2015, while serving as President of Sfire Technology LLC (f.k.a. IEH Technology LLC), since December 2015. Prior to that time, Mr. Gary has been employed by Icahn Associates Corporation, an affiliate of IEP, in various roles since June 2003, most recently as the chief operating officer of Insight Portfolio Group. Mr. Gary has been president and chief executive officer of Cadus Corporation, (“Cadus”), a company engaged in the acquisition of real estate for renovation or construction and resale, from March 2014 to June 2018. Mr. Gary has been a director of: Ferrous, since June 2015; Herbalife Ltd. (“Herbalife”), a nutrition company, since April 2014; and UAN, since September 2018. In addition, Mr. Gary serves as a director of certain wholly-owned subsidiaries of IEP, including: IAG, since February 2016; PSC, since May 2012; The Pep Boys - Manny, Moe & Jack (“PBYS”), an automotive parts installer and retailer, since February 2016; and WestPoint Home, since June 2007. Mr. Gary has also been a member of the Executive Committee of ACF Industries LLC (“ACF Industries”), a railcar manufacturing company, since July 2015. Mr. Gary was previously a director of: Cadus, from February 2014 until June 2018; Federal-Mogul, from October 2012 until February 2016; Voltari Corporation (“Voltari”), a mobile data services provider, from October 2007 until September 2015; ARI, from January 2008 until June 2015; IEH Auto Parts LLC (“IEHAP”), a distributor of automotive aftermarket parts, from June 2015 until May 2017; Viskase, from August 2012 until June 2015; Tropicana Entertainment Inc. (“Tropicana Entertainment”), a company that is primarily engaged in the business of owning and operating casinos and resorts, from March 2010 until October 2018; and CVRR, from September 2019 until February 2019. IAG, ACF Industries, PBYS, IEHAP, Ferrous, Cadus, Viskase, PSC, Tropicana Entertainment, Federal-Mogul, Voltari, ARI and WestPoint Home each are indirectly controlled by Mr. Icahn. Mr. Icahn also has a non-controlling interest in Herbalife through the ownership of securities. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business. Except as listed above, Mr. Gary has served on no other public company boards in the past five years. Mr. Gary’s qualifications to serve on our Board include his extensive experience dealing with operations and oversight matters for a variety of companies which, in addition to his experience as a director of various companies, enables him to advise our Board on a range of matters.

David L. Lamp Age 61 Director since 2018
Mr. Lamp has served as a director since January 2018. Mr. Lamp has served as our Chief Executive Officer, President and a director of CVR Energy, and as executive chairman and a director of the general partner of CVR Partners, since December 2017. He previously served as president and chief operating officer of Western Refining, Inc., formerly a publicly traded petroleum refining and marketing company, from 2016 until its sale to Andeavor in 2017; as president and chief executive officer and a director of Northern Tier Energy, L.P., formerly a publicly traded master limited partnership with refining and marketing operations in the upper Midwest, from 2013 until its merger with Western Refining, Inc. in 2016; and held various roles at HollyFrontier Corporation, a publicly traded petroleum refiner and distributor of petroleum products, or its affiliates, from 2004 until 2013, including chief operating officer and executive vice president, from 2011 until 2013. Mr. Lamp was previously a director of CVRR, from January 2018 until February 2019. Mr. Lamp serves on the board of directors of the American Fuel & Petrochemical Manufacturers Association and is a past chairman. Mr. Lamp graduated from Michigan State University with a Bachelor of Science in Chemical Engineering. We believe that Mr. Lamp’s extensive knowledge and experience in the refining and chemical industries, as well as his significant background serving in key executive roles at public and private companies and strong leadership skills make him well qualified to serve as a Board member.

Stephen Mongillo Age 57 Director since 2012
Mr. Mongillo has served as a director since May 2012. Mr. Mongillo is a private investor. From 2009 until 2011, Mr. Mongillo served as a director of ARI. From January 2008 until January 2011, Mr. Mongillo served as a managing director of Icahn Capital LP, the entity through which Mr. Icahn managed third-party investment funds. From March 2009 until January 2011, Mr. Mongillo served as a director of WestPoint International Inc (“WestPoint International”), a manufacturer, sourcing, distributor, marketer and seller of home fashion consumer products. Prior to joining Icahn Capital, Mr. Mongillo worked at Bear Stearns for 10 years, most recently as a senior managing director overseeing the leveraged finance group’s efforts in the healthcare, real estate, gaming, lodging, leisure, restaurant and education sectors. ARI and WestPoint International are each, directly or indirectly, controlled by Mr. Icahn. Mr. Mongillo received a B.A. from Trinity College and an M.B.A from the Amos Tuck School of Business Administration at Dartmouth College. Based upon Mr. Mongillo’s over 25 years of experience in the financial industry and his strong understanding of the complex business and financial issues encountered by large complex companies, we believe that Mr. Mongillo has the requisite set of skills to serve as a Board member.

James M. Strock Age 62 Director since 2012
Mr. Strock has served as a director since May 2012. Mr. Strock is CEO of the Serve to Lead Group, which he founded in 1997. The Serve to Lead Group serves diverse sectors including: finance, manufacturing, transportation, technology, defense, aerospace, health care, real estate, chemicals, professional services, insurance, environmental safety and health, remediation, clean tech, sustainability, energy, and medical cannabis. Mr. Strock, individually and as part of various teams and organizations, serves various functions, including: management, project management, financing, sales and marketing, stakeholder engagement, public advocacy, communication (including new media), crisis communication, strategic planning, regulatory compliance, negotiation, mediation, facilitation, human resources, and training. Mr. Strock has served in senior executive and board positions in the public, private, and not-for-profit sectors. He served as California’s founding Secretary for Environmental Protection, and as Assistant Administrator for Enforcement (chief law enforcement officer) of the U.S. Environmental Protection Agency. Mr. Strock is the author of three books on leadership, management, and communication. He is a member of the Council on Foreign Relations and the Authors Guild. Mr. Strock holds an A.B. from Harvard College and a J.D. from Harvard Law School. He served as captain in the USAR-JAGC. Based upon Mr. Strock’s extensive business and public service experience, which enable him to assist boards in meeting their responsibilities in various functions, we believe that Mr. Strock has the requisite set of skills to serve as a Board member.

EXECUTIVE OFFICERS
While the Board provides high-level strategy and guidance for the Company, our day-to-day activities are carried out by our executive officers. Our executive officers are appointed by the Board and act within the authorities granted by the Board and our organizational documents. In this report, we refer to the executive officers of our Company as our “executive officers.” The following table sets forth the names, positions and ages (as of April 10, 2019) of the executive officers of our Company.

Name	Age	Position
David L. Lamp	61	President and Chief Executive Officer
Tracy D. Jackson	49	Executive Vice President, Chief Financial Officer and Treasurer
Melissa M. Buhrig	43	Executive Vice President, General Counsel and Secretary
Matthew W. Bley	37	Chief Accounting Officer and Corporate Controller
Janice T. DeVelasco	60	Vice President - Environmental, Health, Safety & Security
Mark A. Pytosh	54	Executive Vice President, Corporate Services
Tracy D. Jackson has served as our Executive Vice President and Chief Financial Officer since May 2018. Prior to joining CVR, Ms. Jackson held various positions at Tesoro Corporation and Tesoro Logistics LP including vice president and controller from March 2015 to October 2016, vice president of financial planning and analytics from September 2013 to March 2015, vice president of finance and treasurer from October 2010 to September 2013 and vice president of internal audit from May 2007 to September 2010. Ms. Jackson obtained her undergraduate Bachelor of Business Administration and Accounting in 1993 and a Masters of Business Administration in May 2012 from the University of Texas at San Antonio. Ms. Jackson is a CPA, a Certified Internal Auditor and Certified Information Systems Auditor.
Melissa M. Buhrig has served as our Executive Vice President, General Counsel and Secretary since July 2018. Prior to joining CVR Energy, Ms. Buhrig served as executive vice president, general counsel and secretary of Delek US Holdings, Inc. and the general partner of Delek Logistics Partners, LP from October 2017 to June 2018 and held various positions with Western Refining, Inc. (“WNR”) from November 2005 until June 2017 including senior vice president - services and compliance officer from August 2016 until WNR’s acquisition by Andeavor in July 2017, executive vice president, general counsel, secretary and compliance officer of the general partner of Northern Tier Energy, LP (a WNR affiliate) from March 2014 until August 2016 and vice president, assistant general counsel and assistant secretary prior to March 2014. Ms. Buhrig received a Bachelor of Arts in Political Science from the University of Michigan and a Juris Doctor with honors from the University of Miami School of Law.
Matthew W. Bley has served as our Chief Accounting Officer and Corporate Controller since May 2018. Prior to joining CVR Energy, Mr. Bley held the roles of assistant controller of reporting from March 2015 to April 2018, senior manager of financial reporting from September 2013 to March 2015 and manager of accounting research from May 2012 to September 2013 for Andeavor (formerly Tesoro). Mr. Bley received a Bachelor of Science in Business Administration and a Master of Science in Accounting from Trinity University in 2004 and 2005, respectively. In addition, he received a Master of Business Administration from Baylor University and is a CPA.
Janice T. DeVelasco has served as our Vice President - Environmental, Health, Safety and Security since April 2014. Before joining CVR Energy in 2014, Ms. DeVelasco served in progressive technical, management and consulting positions with CITGO Petroleum Corporation and its predecessor companies from 1981 to 2007 and Sage Environmental Consulting, L.P. from 2007 to 2014. Ms. DeVelasco is a licensed professional engineer and holds a bachelor’s degree in chemical engineering from the University of Oklahoma and a master’s degree in business administration from Texas A&M University.

Mark A. Pytosh has served as our Executive Vice President, Corporate Services since October 2014 and as the President and Chief Executive Officer of CVR Partners since May 2014. Previously, Mr. Pytosh served as executive vice president and chief financial officer for Alberta, Canada-based Tervita Corporation, an environmental and energy services company, from 2006 until 2010 and as senior vice president and chief financial officer for Covanta Energy Corporation, which owns and operates energy from waste power facilities, biomass power facilities and independent power plants in the United States, Europe and Asia, from 2006 to 2010. He also serves on the boards of directors of the University of Illinois Foundation, the Fertilizer Institute and the University of Illinois Foundation. Except as listed above, Mr. Pytosh has served on no other public company boards in the past five years. Mr. Pytosh received a Bachelor of Science degree in chemistry from the University of Illinois, Urbana-Champaign.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis of compensation arrangements of our named executive officers (defined below) for 2018 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation actions. Our actual compensation actions may differ materially from the currently planned programs and payouts summarized in this discussion.
This compensation discussion and analysis provides stockholders with an understanding of our compensation philosophy, objectives, policies and practices in place during 2018, as well as the factors considered by our Compensation Committee in making compensation decisions for 2018. This compensation discussion and analysis focuses on the compensation of persons who served as our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated officers for 2018 (the “named executive officers”), namely:

David L. Lamp	President and Chief Executive Officer
Tracy D. Jackson	Executive Vice President and Chief Financial Officer
Mark A. Pytosh	Executive Vice President, Corporate Services
Melissa M. Buhrig	Executive Vice President, General Counsel and Secretary
Janice T. DeVelasco	Vice President-Environmental, Health, Safety & Security
Susan Ball	Former Executive Vice President and Chief Financial Officer

Compensation Philosophy, Objectives and Processes
In establishing named executive officer compensation, our Compensation Committee generally seeks to compensate named executive officers in a way that meaningfully aligns their interests with the interests of our stockholders, including:

•	Incentivizing important business priorities such as safety, reliability, environmental performance and earnings growth;

•	Aligning the named executive officers’ interests with those of our stockholders and stakeholders, including providing long-term economic benefits to the stockholder;

•	Providing competitive financial incentives in the form of salary, bonuses and benefits with the goal of retaining and attracting talented and highly motivated executive officers; and

•
Maintaining a compensation program whereby the executive officers, through exceptional performance and incentive awards, have the opportunity to realize economic rewards commensurate with appropriate gains of other stockholders and stakeholders.

The Compensation Committee takes these main objectives into consideration when creating its compensation programs, setting each element of compensation under those programs, and determining the proper mix of the various compensation elements. Named executive officer compensation will generally include a mix of fixed elements, intended to provide stability, as well as variable elements, which align pay and performance, incentivizing and rewarding our named executive officers in years where the Company achieves superior results.
The Compensation Committee also generally considers, among other factors, the success and performance of the Company, the contributions of named executive officers to such success and performance and the current economic conditions and industry environment in which the Company operates. From time to time, the Compensation Committee may utilize various tools in evaluating and establishing named executive officer compensation, including their own knowledge, experience and judgment, as well as some or all of the following:

•
Input from Board members or management. The Compensation Committee may from time to time ask that certain members of the Board or management provide information and recommendations relating to named executive officer compensation. Such information typically includes the named executive officers’ roles and responsibilities, job performance, the Company’s performance generally and among the industry, and such other information as may be requested by the Compensation Committee.

•
Market data and peer comparisons. The Compensation Committee may utilize market data derived from common executive pay practices and industry companies supplemented with broad-based compensation survey data or survey data from the energy, refining and chemical industries that influence the competitive market for executive talent or from companies comparable to the Company in terms of size and scale.

•
The analysis, judgment and expertise of an independent compensation consultant. The Compensation Committee may, from time to time, engage an independent outside compensation consultant periodically to provide a comprehensive analysis and recommendations regarding named executive officer compensation.

Compensation Risk Assessment
Our Compensation Committee periodically evaluates and considers risks of our compensation policies and practices as generally applicable to employees, including our named executive officers. Our Compensation Committee believes that our policies and practices do not encourage excessive or unnecessary risk-taking, and are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, our Compensation Committee reviewed and discussed the design features, characteristics, and performance metrics of our compensation programs, approval mechanisms for compensation, and observed the following factors, among others, which the Compensation Committee believes reduces risks associated with our compensation policies and practices:

•	Our compensation policies and practices are centrally designed and administered;

•	Our compensation is balanced among fixed components like salary and benefits, and variable incentives tied to a mix of financial and operational performance; and

•	The Compensation Committee has discretion to adjust annual or performance-based awards when appropriate based on our interests and the interests of our stockholders.

Compensation Process for 2018
In setting named executive officer compensation for 2018, the Compensation Committee considered the philosophies and objectives described above, but it did not engage an independent compensation consultant or reference any reports from an independent compensation consultant. Instead, the Compensation Committee utilized their own knowledge, experience and judgment, and considered input from management including the Chief Executive Officer, as well as the named executive officers’ skills and responsibilities, their current compensation levels and other factors described in more detail under “2018 Named Executive Officer Compensation” below.
In addition, the Compensation Committee generally referenced compensation market data contained in the Mercer Downstream Marketing Survey, the Mercer Energy Survey and the Towers Watson Executive Survey, which reflected a range of average target compensation levels for various companies including those with which the Company competes for executive talent. The Compensation Committee observed that named executive officer target compensation for 2018 generally fell near or below the fiftieth percentile of companies included in such surveys. However, the Compensation Committee referenced this market data for comparative information generally and not as a formulaic approach to compensation levels.
The Compensation Committee also considered the advisory vote of our stockholders following our 2018 Annual Meeting of Stockholders, at which stockholders approved, on an advisory basis, our named executive officer compensation for 2017. While the Compensation Committee, based in part on discussions with Mr. Lamp following his appointment as our Chief Executive Officer, did change the terms of the Annual Performance-Based Bonus Plan for 2018 compared to 2017 to reflect Mr. Lamp’s Mission and Values, it continued to apply the same principles utilized in prior years in determining the nature and amount of executive compensation for 2018, including a compensation program that included both fixed and variable, as well as current and long-term, elements intended to align the interests of our named executive officers with those of our stockholders.

2018 Compensation to Ms. Ball
In March 2018, Ms. Ball elected to resign as the Executive Vice President and Chief Financial Officer, effective May 4, 2018. As a result, Ms. Ball’s only compensation during 2018 included (a) a prorated base salary until May 4, 2018; and (b) participation in benefit plans generally available to the other employees of CVR Energy including, but not limited to, CVR Energy’s match of 401(k) plan contributions and Company paid life insurance premiums. Accordingly, the disclosures below relating to named executive officer compensation for 2018 exclude Ms. Ball unless specifically referenced.

2018 Compensation to Mr. Pytosh
Since Mr. Pytosh is employed by and also serves as President and Chief Executive Officer of the general partner of CVR Partners, LP (“CVR Partners”), not all of his 2018 compensation was determined by the Compensation Committee. Instead, as he generally spends 40% of his time performing services for CVR Energy and the remainder of his time performing services for CVR Partners, only 40% of his compensation is determined by the Compensation

Committee, with the remainder being determined by the compensation committee of the board of directors of the general partner of CVR Partners (the “UAN Committee”). However, the Compensation Committee confers with the UAN Committee and believes the process and objectives utilized by the UAN Committee in setting named executive officer compensation, as well as the structure and elements of such compensation, are comparable to those utilized by the Compensation Committee.
2018 Named Executive Officer Compensation
Compensation Elements. For 2018, the three primary components of CVR Energy’s compensation program included base salary, an annual performance-based cash bonus and long-term incentive awards. The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and current compensation.
Base Salary. Base salaries are set at a level intended to enable CVR Energy to hire and retain executives, to enhance the executive’s motivation in a highly competitive and dynamic environment and to reward individual and Company performance. Rather than establishing compensation solely on a formula-driven basis, decisions by our Compensation Committee are made using an approach that considers several important factors in developing compensation levels. In determining base salary levels, the Compensation Committee takes into account the following factors: (i) CVR Energy’s financial and operational performance for the year; (ii) the previous years’ compensation level for each executive; (iii) recommendations of the Chief Executive Officer based on individual responsibilities and performance; (iv) the directors’ own knowledge, experience and judgment; (v) whether individual base salaries reflect responsibility levels and are reasonable, competitive and fair; and (vi) each named executive officer’s commitment and ability to strategically meet business challenges, achieve financial results, promote legal and ethical compliance, lead their own business or business team for which they are responsible and diligently and effectively respond to immediate needs of a volatile industry and business environment. In November 2017 for Mr. Pytosh and Ms. DeVelasco, and at the time of their offer for Mr. Lamp and Mses. Jackson and Buhrig, the Compensation Committee approved the following base salaries for 2018:

Named Executive Officer	2018 Base Salary	Date Established
David L. Lamp	$1,000,000	November 2017
Mark A. Pytosh (1)	$535,000	November 2017
Tracy D. Jackson (2)	$435,000	April 2018
Melissa M. Buhrig (2)	$500,000	March 2018
Janice T. DeVelasco	$277,500	November 2017
Susan M. Ball (3)	$500,000	November 2017
(1) Included $214,000 determined by the Compensation Committee and $321,000 by the UAN Committee.
(2) Base Salaries for Mses. Jackson and Buhrig were approved at the time of offer and effective upon hire.
(3) Ms. Ball resigned in May 2018.
Annual Performance-Based Bonus. During 2018, the Compensation Committee evaluated the metrics included in CVR Energy’s annual performance-based bonus program in prior years, compared those metrics against the Mission and Values implemented by Mr. Lamp during 2018 described in the Proxy Statement Summary and further considered the Compensation Committee’s objectives of rewarding employees (including named executive officers) for measured performance, aligning employees’ interests with those of its stockholders, encouraging employees to focus on targeted performance and providing employees with the opportunity to earn additional compensation based on their and the Company’s performance, as applicable. The Compensation Committee further considered Mr. Lamp’s objective of ensuring consistency between the compensation structure applicable to named executive officers and those applicable to other employees. In September 2018, the Compensation Committee considered these factors and, following consultation with Mr. Lamp, established the 2018 CVR Energy, Inc. Performance-Based Bonus Plan (the “2018 CVI Plan”), which applies to all full-time corporate employees of CVR Energy, including the named executive officers.
The 2018 CVI Plan includes a target bonus percentage for each participant. In setting target bonus percentages for 2018, the Compensation Committee considered the bonus targets for 2017, the total cash compensation to which the named executive officers may be eligible for 2018, the expected ratio of salary to bonus and the Compensation Committee’s belief that a significant in amount of named executive officers compensation should be “at risk” based on individual and entity performance. In September 2018, the Compensation Committee approved target payouts (as a percentage of base salary) under the 2018 CVI Plan of 150% for Mr. Lamp, 135% for Mr. Pytosh, 120% for Mses. Jackson and Buhrig, and 60% for Ms. DeVelasco.

Payout under the 2018 CVI Plan was dependent first on achievement of a Threshold Adjusted EBITDA generally calculated based on capital expenditures plus certain reserves, equal to $89 million for CVR Partners and $179 million for CVR Refining for 2018. Following achievement thereof, payout is based upon the weighted average of the achievement of each of CVR Refining and CVR Partners, in the following categories:

•
Environmental Health & Safety (“EH&S”) Measures: 25% of target based on improvement over the prior year performance in the equally-weighted measures of Safety (measured by Total Recordable Incident Rate, or “TRIR”), Process Safety (measured as process safety “tier one” events as determined under applicable industry practices) and Environmental Events (measured as reportable events as determined under applicable industry practices); and

•
Financial Measures: 75% of target based on the equally-weighted measures of Reliability (based on calculated lost profit opportunity), Equipment Utilization (based on throughput compared to the applicable operating plan), Operating Expense (compared to budget) and Return on Capital Employed (or “ROCE”) compared to the peer groups described below).

These performance measures, including the threshold, target and maximum performance goals for each such performance measure described below, were determined by the Compensation Committee based on its discussions with management including the Chief Executive Officer and the directors’ knowledge and experience, and were selected with the goals of enforcing the Company’s values, optimizing operations, maintaining financial stability and providing a safe and environmentally responsible workplace intended to maximize CVR Energy’s overall performance resulting in increased stockholder value.
The peer groups utilized in the 2018 CVI Plan for determination of ROCE were selected by the Compensation Committee based on discussions with the Chief Executive Officer and the directors’ knowledge of the Company and the fertilizer and refining industries. The peer groups were selected more for their similarity to the Company’s business units in terms of operations or regulatory requirements, and not based on relative size or market capitalization. The peer group for refining (the “Refining Peer Group”) consisted solely of publicly traded independent refining companies subject to similar reporting requirements and regulations as the Company’s refining segment; the peer group for the fertilizer segment (the “Fertilizer Peer Group”) consisted of publicly traded entities in similar business lines as CVR Partners, as follows:

Refining Peer Group (1)		Fertilizer Peer Group
Delek US Holdings, Inc.	Marathon Petroleum Co.	CF Industries Holdings, Inc.	LSB Industries, Inc.
HollyFrontier Corp.	Par Pacific Holdings, Inc.	Flotek Industries, Inc.	Nutrien Ltd.
PBF Energy, Inc.	Valero Energy Corp.	Green Plains Partners LP	The Andersons, Inc.
(1) Andeavor was included in the Peer Group for refining until its acquisition by Marathon Petroleum Co. in 2018.
Potential achievement under each of the performance measures in the 2018 CVI Plan included the following for both CVR Partners and CVR Refining:

EH&S
Percentage Change (over the prior year)	Bonus Achievement
Increase in Incident Rate or Incidents	Zero
0%	50% of Target Percentage (Threshold)
Decrease > 0% and < 3%	Linear Interpolation between Threshold and Target
Decrease of 3%	Target Percentage
Decrease > 3% and < 10%	Linear Interpolation between Target and Maximum
Decrease of 10% or more, or if TRIR is maintained at or below 1.0, PSIR at or below 0.2 and EE at or below 20	150% of Target (Maximum)

FINANCIAL
Reliability	Bonus Achievement
Greater than 9.0%	Zero
9.00%	50% of Target Percentage (Threshold)
7.01% to 8.99%	Linear Interpolation between Threshold and Target
7.00%	Target Percentage
6.0% to 6.99%	Linear Interpolation between Target and Maximum
Less than 6.0%	150% of Target (Maximum)

Equipment Utilization	Bonus Achievement
Less than 95%	Zero
95%	50% of Target Percentage (Threshold)
95.01% to 99.99%	Linear Interpolation between Threshold and Target
100%	Target Percentage
100.01% to 104.99%	Linear Interpolation between Target and Maximum
Greater than 105%	150% of Target (Maximum)

Operating Expense	Bonus Achievement
Greater than 103%	Zero
103%	50% of Target Percentage (Threshold)
100.1% to 102.99%	Linear Interpolation between Threshold and Target
100%	Target Percentage
95% to 99.99%	Linear Interpolation between Target and Maximum
Less than 95%	150% of Target (Maximum)

ROCE (Ranking vs. Peer Group)	Bonus Achievement
First (highest)	150% of Target (Maximum)
Second	125% of Target Percentage
Third	112.5% of Target Percentage
Fourth	Target Percentage (100%)
Fifth	75% of Target Percentage
Sixth	50% of Target Percentage (Minimum)
Seventh	Zero
2018 UAN Plan. Also in September 2018, the UAN Committee approved the 2018 CVR Partners, LP Performance-Based Bonus Plan (the “2018 UAN Plan”) with the identical terms and performance measures (including the same Fertilizer Peer Group) as the portions of the 2018 CVI Plan relating to CVR Partners. Mr. Pytosh could have received between 0% and 150% of target (which target represented his base salary determined by the UAN Committee) based on the performance of CVR Partners under these performance measures.
2018 CVI Plan and 2018 UAN Plan Results. The table below reflects: (1) the EH&S Measures and Financial Measures used to determine (a) payout under the 2018 CVI Plan for our named executive officers, (b) with respect to Mr. Pytosh’s, payout under the 2018 UAN Plan, and (c) the performance achievement measures used to determine the payout of Mr. Lamp’s performance units; (2) actual results with respect to each such measure for 2018 as certified by the Compensation Committee and the UAN Committee in February 2019; and (3) the portion of the 2018 bonus determined based on each such measure, which payout averaged 125% of target under the 2018 CVI Plan and 115% of target for Mr. Pytosh under the 2018 UAN Plan. The named executive officers could have received between 0% and 150% of target based on these measures, plus any additional amounts approved by the Compensation Committee in their discretion based on individual performance for all named executive officers except the Chief Executive Officer.

		CVR Refining	CVR Partners	CVR Energy
	Measure	2018 Actual	2018 Actual	Bonus Achievement
EH&S	TRIR	Decrease of 50%	Decrease of 35%	150%
	PSIR	Increase of 100% (1)	Decrease of 30%	150%
	EE	Decrease of 36%	Decrease of 45%	150%
Overall EH&S				150%

Financial	Reliability	6.8%	7.3%	107%
	Equipment Utilization	100%	103%	103%
	Operating Expenses	94%	98%	147%
	ROCE	36% (Third)	6% (Fifth)	108%
Overall Financial				116%

Consolidated Performance				125%
(1) Although PSIR increased in 2018, it remained at or below 0.2 so met the 150% Bonus Achievement.
Long-Term Incentive Awards. The Compensation Committee believes long-term incentive compensation is one of the most crucial elements of its compensation program, and promotes not only alignment of the interests of named executive officers with those of stockholders, but also their long-term retention. For 2018, the amount and type of awards made to each named executive officer was determined based the Compensation Committee’s experience and judgment considering various factors including the named executive officer’s overall compensation package, the compensation philosophies and objectives described above and the Company’s interest in rewarding long-term performance and service of its named executive officers. For 2018, the Compensation Committee awarded performance units under the long-term incentive plan of CVR Energy (the “CVI LTIP”) to Mr. Lamp, and incentive units related to the CVI LTIP to the other named executive officers, as follows:

•
Effective November 2017 and in connection with his hire as the Company’s Chief Executive Officer, the Compensation Committee awarded to Mr. Lamp $1.5 million in performance units under the CVI LTIP. The award of performance units is payable in cash (subject to transfer and other restrictions) based upon the same performance measures applicable under the 2018 CVI Plan and the achievement under such performance measures described above. Performance units were selected by the Compensation Committee as an ideal vehicle for incentivizing Mr. Lamp as the new Chief Executive Officer and the individual ultimately responsible for the Company’s performance.

•
Effective December 2017 for Mr. Pytosh and Ms. DeVelasco, and in connection with their hire for Mses. Jackson and Buhrig, the Compensation Committee awarded incentive units in connection with the CVI LTIP of 32,999; 17,656; 30,688 and 40,072, respectively, which incentive units vest in one-third increments each December following the date of award, subject to the terms and conditions of the award agreement, with payout in cash based on the average closing price of common units of CVR Refining, LP (“CVRR”) for the ten days preceding vesting or the fair market value of such common unit, as applicable. Incentive units denominated in CVRR common units were selected by the Compensation Committee to ensure consistency among equity vehicles awarded to the named executive officers and employees (other than the Chief Executive Officer) and those awarded by the Compensation Committee to other executives, and due to the significance of CVRR representing the majority of the Company’s revenue and operational complexity.

CVR Energy has not established equity ownership requirements for its executive officers, and all long-term incentive awards (including those issued under the CVI LTIP or the long-term incentive plans of CVRR (the “CVRR LTIP”) and CVR Partners (the “UAN LTIP”) are generally settled in cash. The Compensation Committee believes that cash-settled awards provide executive officers with a more attractive compensation package and are less burdensome for the executive officers and CVR Energy to administer than equity-settled awards. Additionally, equity-settled compensation in the form of CVR Energy common stock or common units of CVR Partners would dilute the ownership interests of existing stockholders.
Perquisites. The total value of all perquisites and personal benefits provided to each of CVR Energy’s named executive officers in 2018 was less than $10,000.

Benefits. During 2018, Messrs. Lamp and Pytosh and Ms. Buhrig participated in the savings and investment plan (the “401(k) plan”) and health care plans of CVR Energy. Mses. Jackson and DeVelasco participated in the 401(k) plan of CVR Energy but not in the health care plans.
Other Forms of Compensation. Mr. Lamp has provisions in his employment agreements with CVR Energy that provides for severance benefits in the event of a termination of his employment under certain circumstances. These severance provisions are described below in “Change-in-Control and Termination Payments.” In September 2018, Mr. Pytosh and Mses. Buhrig and Jackson became subject to CVR Energy, Inc.’s Change in Control and Severance Plan (the “CIC and Severance Plan”) which provides for severance benefits in the event of a termination of his or her employment under certain circumstances. These severance provisions are described below in “ Change-in-Control and Termination Payments.” Ms. DeVelasco is not party to any employment agreement or CIC and Severance Plan.
CVR Partners
As discussed above, a number of our executive officers, including certain of our named executive officers, also serve as executive officers of the general partner of CVR Partners. Other than Mr. Pytosh, these executive officers receive all of their compensation and benefits from us, including compensation related to services performed for CVR Partners. In the future, our executive officers may receive equity-based awards pursuant to the UAN LTIP for services provided to CVR Partners. Pursuant to services agreements entered into between the Company and CVR Partners (or its general partner), CVR Partners (or its general partner) reimburses us for the time our executive officers dedicate to providing services for those businesses.
Under each of these services agreements, CVR Partners (or its respective general partners) is required to pay us (a) all costs incurred by us in connection with the employment of our employees who provide services to CVR Partners under the applicable agreement on a full-time basis, but excluding certain share-based compensation; (b) a prorated share of costs incurred by us in connection with the employment of our employees who provide services to CVR Partners under the applicable agreement on a part-time basis, but excluding certain share-based compensation and such prorated share must be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared staff are engaged in performing services for CVR Partners; (c) a prorated share of certain administrative costs; and (d) various other administrative costs in accordance with the terms of the agreement.
Tax Considerations
Section 162(m) of the Code generally limits deductions by publicly held corporations for compensation paid to its “covered employees” to the extent that the employee’s compensation for the taxable year exceeds $1.0 million. Prior to January 1, 2018, this limit did not apply to “qualified performance-based compensation,” which required, among other factors, satisfaction of a performance goal that was established by a committee of the Board consisting of two or more non-employee directors and stockholder approval of the material terms of under which such compensation was paid. Pursuant to the tax reform legislation passed in December 2017, commonly referred to as the Tax Cuts and Jobs Act, this “performance-based compensation” exception was eliminated, effective for taxable years beginning after December 31, 2017, such that compensation paid to a public company’s “covered employees” in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. In addition, the Tax Cuts and Jobs Act amended the definition of “covered employees” to include chief financial officer. As such, effective January 1, 2018, “covered employees” include chief executive officer, chief financial officer and the next three other most highly compensated officers serving at the end of the taxable year. Further, under the Tax Cuts and Jobs Act, once an officer is a “covered employee” their compensation will remain subject to Section 162(m) indefinitely.
As a general matter, in making its previous compensation decisions, the Compensation Committee sought to maximize the deductibility of compensation under Section 162(m) to the extent doing so was reasonable and consistent with our strategies and goals. Notwithstanding Section 162(m) of the Code, we believe that stockholder interests are best served by preserving the Compensation Committee’s discretion and flexibility to take into account factors other than tax deductibility in making compensation decisions. Furthermore, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify and the application and interpretations of such requirements are subject to uncertainty, including the uncertain scope of the transition relief under the Tax Cuts and Jobs Act. As such, there can be no assurance that any compensation awarded or paid by the Company will be fully deductible under any circumstances. Accordingly, the Compensation Committee retains the flexibility to approve compensation that may not be deductible if it believes that doing so is in the best interests of the Company and our stockholders. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our strategies and goals.

COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee

Hunter C. Gary (Chairman)
Jonathan Frates

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth the compensation paid to our named executive officers during the years ended December 31, 2018, 2017 and 2016. All of our named executive officers are employed by CVR Energy except Mr. Pytosh, who is employed by the general partner of CVR Partners and receives a portion of his compensation from CVR Partners. Mr. Pytosh’s total compensation (including that paid by CVR Partners) is included in his total below.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1,4)	All Other Compensation ($)(5)	Total ($)
David L. Lamp, President and Chief Executive Officer	2018	1,000,000	—	1,500,035	1,875,000	20,064	4,395,099
	2017	42,308	—	—	1,500,000	75,000	1,617,308
Mark A. Pytosh, Executive Vice President - Corporate Services	2018	535,000	310,500	1,070,011	799,500	17,742	2,732,753
	2017	525,000	—	1,069,996	736,349	17,442	2,348,787
	2016	525,000	—	1,050,011	789,051	17,127	2,381,189
Tracy D. Jackson, Executive Vice President and Chief Financial Officer	2018	272,715	96,400	1,044,019	412,400	91,901	1,917,435
Melissa M. Buhrig, Executive Vice President, General Counsel and Secretary	2018	230,769	125,800	1,500,039	349,000	301,934	2,507,542
Janice T. DeVelasco, Vice President - Environmental, Health, Safety & Security	2018	277,500	224,300	167,019	195,500	18,523	882,842
	2017	270,692	—	228,998	185,527	18,180	703,397
	2016	262,724	—	220,006	142,848	17,265	642,843
Susan M. Ball, former Executive Vice president and Chief Financial Officer	2018	249,827	—	—	—	18,082	267,909
	2017	425,000	—	969,987	705,942	19,612	2,120,541
	2016	425,000	—	945,009	489,345	19,082	1,878,436
____________________________
(1) Amounts in the “Salary” and “Non-Equity Incentive Plan Compensation” columns (a) for Mses. Jackson and Buhrig were prorated based on their start dates in May 2018 and July 2018, respectively, and (b) for Ms. Ball was prorated based on her resignation date in May 2018 and includes $66,635 of accrued vacation, which was payable upon her departure.
(2) The amounts in this column for 2018 include the discretionary bonus amount, if any, paid based on individual performance and related factors under the 2018 CVI Plan, which plan contains individual performance measures for each named executive officer other than Mr. Lamp. Other payments made pursuant to the 2018 CVI Plan are included in the “Non-Equity Incentive Plan Compensation” column.
(3) The amounts in this column for 2018 reflect the aggregate grant date fair value of: (a) incentive units granted to Mses. Jackson and Buhrig in connection with their hire of $522,003 and $900,017, respectively; and (b) long-term awards granted in December 2018 as part of named executive officer 2019 compensation, which awards generally vest ratably over three years subject to the terms of the applicable award agreements, including (i) incentive units granted to each named executive officer (except Ms. Ball) in connection with the CVI LTIP, and (ii) for Mr. Pytosh, phantom units granted by the UAN Committee under the UAN LTIP. Assumptions, where applicable, are the same assumptions disclosed in “Share-Based Compensation” in Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.
(4) The amounts in this column for 2018 reflect for all named executive officers (except Ms. Ball), amounts earned under the 2018 CVI Plan plus, for Mr. Pytosh, amounts earned under the 2018 UAN Plan, which were paid in March 2019 based on the achievement of CVR Energy and CVR Partners, as applicable, under the performance measures included in such plans.
(5) Amounts in this column for 2018 include the following: (a) Company contributions under the CVR Energy 401(k) plan of $16,500 for each of Messrs. Lamp and Pytosh and Mses. Jackson, DeVelasco and Ball and $9,423 for Ms. Buhrig; (b) a Company contribution under the Company basic life insurance program of $3,564 for Mr. Lamp, $1,242 for Mr. Pytosh, $401 for Ms. Jackson, $2,023 for Ms. DeVelasco, $228 for Ms. Buhrig, and $804 for Ms. Ball; (c) $75,000 and $292,282 in relocation expenses for Mses. Jackson and Buhrig, respectively, which includes moving expenses and other relocation services and payments including a related tax gross-up of $114,788 for Ms. Buhrig; and (d) $778 for Ms. Ball in premiums paid by CVR Energy on behalf of Ms. Ball with respect to its executive life insurance program.

Pay Ratio
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the total annual compensation of the Company’s Principal Executive Officer (“PEO”) to the median employee’s annual total compensation. We calculated the ratio using Mr. Lamp, Chief Executive Officer. Set forth below for 2018 is a comparison of (i) the median of the annual total compensation of all our employees and our consolidated subsidiaries (except our PEO) and (ii) the annual total compensation of our PEO (as adjusted to reflect the compensation attributable to his respective service to the Company). The median of the annual total compensation and the pay ratio described below are reasonable estimates calculated by the Company in a manner consistent with Item 402(u) of Regulation S-K.
We estimate that the median of the annual total compensation of all our employees and our consolidated subsidiaries (except our PEO) was $106,440 for 2018. The annual total compensation of Mr. Lamp, our PEO for 2018, as reported in the Summary Compensation Table included above, was $4,395,099 for 2018.
Based on this information, we estimate that the ratio of the annual total compensation of our PEO to the median of the annual total compensation of all employees for 2018 was: 41 to 1.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our PEO, we used the following methodology and made the following material assumptions, adjustments, and estimates:

1. We determined that, as of December 31, 2018, the employee population of the Company and its consolidated subsidiaries consisted of 1,436 individuals.

2. To identify the “median employee” from the employee population, we compared the amount of annual total compensation of such employees for 2018 determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which consisted of salary, bonus, non-equity incentive plan compensation and other compensation. We annualized the compensation of our full-time and part-time employees as of December 31, 2018 to adjust for the portion of the year that the employee did not work, if applicable. We did not make any cost-of-living adjustments in identifying the median employee.

3. Once we identified our median employee as of December 31, 2018, we included the elements of such employee’s compensation for 2018 determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $106,440. With respect to the annual total compensation of our PEO, we used the amounts reported in the “Total” column of our 2018 Summary Compensation Table included herein, which was calculated in accordance with the same requirements of Item 402(c)(2)(x) of Regulation S-K.

Grants of Plan-Based Awards

The following table sets forth information concerning amounts that could have been earned by our named executive officers under the 2018 CVI Plan and the 2018 UAN Plan, as applicable, as well as under or relating to the CVI LTIP and the UAN LTIP, as applicable, during 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts under Equity Incentive Plan Awards (2)

Name	Bonus Plan / Award Type	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#)	Grant Date Fair Value ($)
David L. Lamp	2018 CVI Plan	n/a	61,875	1,500,000	2,250,000
	Incentive Units	12/14/18		—	—	39,652	1,500,035
Mark A. Pytosh	2018 CVI Plan	n/a	11,917	288,900	433,350	—	—
	2018 UAN Plan	n/a	17,876	433,350	650,025	—	—
	Incentive Units	12/14/18		—	—	11,314	428,009
	Phantom Units	12/14/18		—	—	169,842	642,003
Tracy D. Jackson	2018 CVI Plan	n/a	13,499	327,258	490,887	—	—
	Incentive Units	05/04/18		—	—	30,688	522,003
	Incentive Units	12/14/18		—	—	13,799	522,016
Melissa M. Buhrig	2018 CVI Plan	n/a	11,423	276,923	415,385
	Incentive Units	07/02/18		—	—	40,072	900,017
	Incentive Units	12/14/18		—	—	15,861	600,022
Janice T. DeVelasco	2018 CVI Plan	n/a	6,868	166,500	249,750	—	—
	Incentive Units	12/14/18		—	—	4,415	167,019
_____________________________

(1)
Amounts in these columns reflect amounts that could have been earned by the named executive officers under the 2018 CVI LTIP (with respect to Messrs. Lamp and Pytosh and Mses. Jackson, Buhrig and DeVelasco) and under the 2018 UAN LTIP (with respect to Mr. Pytosh) in respect of 2018 performance with respect to each performance measure, excluding the impact of individual discretionary performance adjustments applicable under the the 2018 CVI Plan and 2018 UAN Plan (with respect to Mr. Pytosh) for each of the named executive officers (other than Mr. Lamp who was not eligible for discretionary adjustments). The performance measures and related goals for 2018 are set by the Compensation Committee and the UAN Committee, as applicable, as described in the “Compensation Discussion and Analysis.”

(2)
Amounts in these columns reflect the number of and grant date fair value of (i) certain incentive units awarded to Messrs. Lamp and Pytosh and Mses. Jackson, Buhrig and DeVelasco by CVR Energy during 2018 (including awards made to Mses. Jackson and Buhrig in connection with their hire); and (ii) phantom units awarded to Mr. Pytosh under the UAN LTIP during 2018.

(3)
For the 2018 CVI Plan and the 2018 UAN Plan, “Threshold” represents the minimum payout under the 2018 CVI Plan and the 2018 UAN Plan, as applicable, assuming CVR Energy and CVR Partners, as applicable, have satisfied the Threshold Adjusted EBITDA and have achieved performance under one of the EH&S measures equal to the prior year performance, resulting in payout of 50% of the 8.25% measure value, or 4.125% of total target payout. For more information and full description of the 2018 CVI Plan and the 2018 UAN Plan, as applicable, please see “Compensation Discussion and Analysis.”

Employment Agreements
None of our named executive officers has an employment agreement with CVR Energy or its subsidiaries other than Mr. Lamp. On November 1, 2017, CVR Energy entered into an employment agreement with Mr. Lamp, as Chief Executive Officer of CVR Energy, effective January 1, 2018. The agreement has a four-year term continuing through December 31, 2021, unless otherwise terminated by CVR Energy or Mr. Lamp. Mr. Lamp receives an annual base salary of $1,000,000 and is also eligible to receive a performance-based annual cash bonus with a target payment equal to 150% of his annual base salary, to be based upon individual and/or company performance criteria as established by the Compensation Committee. In addition, Mr. Lamp is entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as in effect from time to time on the same basis as other executives of CVR Energy.
During the term of the agreement, Mr. Lamp is eligible to receive annually (commencing on November 1, 2017) on the anniversary of the agreement date a grant of performance units pursuant to the CVI LTIP having an aggregate value of $1.5 million, or such other form of award as may be agreed upon by Mr. Lamp and the Compensation Committee. Mr. Lamp is also eligible to receive an incentive payment of $10 million (the “Incentive Payment”) payable if either the conditions set forth in the employment agreement or the conditions set forth in a separate Performance Unit Award Agreement (“PU Award Agreement”) are fulfilled. The Incentive Payment becomes payable: (a) under the employment agreement, if on or prior to December 31, 2021, either (i) a transaction is consummated which constitutes a change in control (as defined in the employment agreement), or (ii) the Board approves a transaction which, if consummated, would constitute a change in control and such transaction is consummated on or prior to December 31, 2022; or (b) under the PU Award Agreement, the average closing price of CVR Energy’s common stock over the 30-trading day period beginning on January 4, 2022 and ending on February 15, 2022 is equal to or greater than $60.00 per share (subject to any equitable adjustments required to account for splits, dividends, combinations, acquisitions, dispositions, recapitalizations and the like). Payment of the Incentive Payment is conditioned upon Mr. Lamp remaining employed with CVR Energy through December 30, 2021 (unless terminated by CVR Energy without cause or by Mr. Lamp for good reason (as defined in the employment agreement) on or after the satisfaction of the foregoing conditions and prior to December 30, 2021). Subject to the foregoing conditions, the Incentive Payment will, if it becomes payable, be paid within 30 days. For the avoidance of doubt, Mr. Lamp will not under any circumstance be entitled to receive more than one Incentive Payment and if he becomes entitled to the Incentive Payment under the terms of the employment agreement, Mr. Lamp will immediately forfeit any right to payments under the PU Award Agreement.
The employment agreement requires Mr. Lamp to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement and also includes covenants relating to non-solicitation and non-competition that govern during his employment and thereafter for the period severance is paid and, if no severance is paid, for six months following termination of employment. In addition, Mr. Lamp’s employment agreement provides for certain severance payments that may be due following termination of his employment under certain circumstances, which are described below under “Change-in-Control and Termination Payments.” The description of these agreements are qualified in their entirety by the text of such agreements, each of which have been publicly filed with the SEC.
Outstanding Equity Awards at Fiscal Year End 2018
The following table sets forth information concerning outstanding incentive unit awards made by CVR Energy as well as outstanding phantom awards granted pursuant to the UAN LTIP, as applicable, that were held by certain of the named executive officers as of December 31, 2018. All of the outstanding shares or units reflected below are subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

			Equity Awards That Have Not Vested
Name	Award Type	Grant Date (1)	Number of Shares or Units (#)	Market Value of Shares or Units ($)(2)
David L. Lamp	Incentive Units	12/14/18	39,652	1,367,201
Mark A. Pytosh	Phantom Units	12/31/16	38,674	132,265
	Incentive Units	12/31/16	14,878	206,655
	Phantom Units	12/29/17	123,342	419,363
	Incentive Units	12/29/17	21,999	284,887
	Phantom Units	12/14/18	169,842	577,463
	Incentive Units	12/14/18	11,314	390,107
Tracy D. Jackson	Incentive Units	05/04/18	20,458	475,790
	Incentive Units	12/14/18	13,799	245,291
Melissa M. Buhrig	Incentive Units	07/02/18	26,714	546,887
	Incentive Units	12/14/18	15,861	320,301
Janice T. Develasco	Incentive Units	12/31/16	7,793	108,245
	Incentive Units	12/29/17	11,770	152,422
	Incentive Units	12/14/18	4,415	152,229

__________________________________

(1)	The incentive or phantom units generally vest in one-third annual increments in December of each of the three years following the Grant Date, subject to the terms of the applicable award agreement.

(2)
This column represents the number of unvested units outstanding on December 31, 2018, multiplied by: (a) for incentive units issued on December 14, 2018, $34.48 (equal to the December 31, 2018, closing price (the “Closing Price”) of CVR Energy common stock); (b) for incentive units issued on December 31, 2016 and December 29, 2017, $13.89 and $12.95, respectively (equal to the Closing Price of CVR Refining common units plus $3.46 and $2.52 in accrued distributions, respectively); (c) for incentive units issued on May 4 and June 2, 2018, $11.99 and $11.99, respectively (equal to the Closing Price of CVR Refining common units plus $1.56 in accrued distributions for the May and June awards for Mses. Jackson and Buhrig, respectively); and (d) for phantom units issued on December 31, 2016, December 29, 2017 and December 14, 2018 for Mr. Pytosh, $3.42, $3.40 and $3.40, respectively (equal to the Closing Price of UAN Partners common units, plus $0.02 in accrued distributions for the 2016 award only).

Equity Awards Vested During Fiscal Year 2018
This table reflects the portion of incentive unit awards made by CVR Energy, as well as, phantom units granted pursuant to the UAN LTIP, as applicable, that vested during 2018.

	Equity Awards
Name (1)	Number of Shares or Units Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. Pytosh	26,683	112,069	(2)
	6,849	112,735	(3)
	38,674	136,519	(4)
	14,878	249,355	(5)
	61,672	216,469	(6)
	11,000	174,020	(7)
Tracy D. Jackson	10,230	152,018	(8)
Melissa M. Buhrig	13,358	198,500	(8)
Janice T. DeVelasco	3,424	56,359	(3)
	7,793	130,611	(5)
	5,886	93,117	(7)
_______________________________

(1)	Mr. Lamp was not awarded any phantom or incentive units that vested during fiscal year 2018; therefore, he was not included in the table above.

(2)
For phantom units that vested during fiscal year 2018, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Partners’ common units in accordance with the agreement, and (ii) accrued distributions of $0.73 per unit.

(3)
For incentive units for Mr. Pytosh and Ms. DeVelasco that vested during fiscal year 2018, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Refining’s common units in accordance with the agreement, and (ii) accrued distributions of $3.46 per unit.

(4)
For phantom units that vested during fiscal year 2018, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Partners’ common units in accordance with the agreement, and (ii) accrued distributions of $0.02 per unit.

(5)
For incentive units for Mr. Pytosh and Ms. DeVelasco that vested during fiscal year 2018, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Refining’s common units in accordance with the agreement, and (ii) accrued distributions of $3.46 per unit.

(6)
For phantom units that vested during fiscal year 2018, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Partners’ common units in accordance with the agreement.

(7)
For incentive units for Mr. Pytosh and Ms. DeVelasco that vested during fiscal year 2018, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Refining’s common units in accordance with the agreement, and (ii) accrued distributions of $2.52 per unit.

(8)
For incentive units that vested during fiscal year 2018, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Refining’s common units in accordance with the agreement, and (ii) accrued distributions of $1.56 per unit.

Change-in-Control and Termination Payments
Certain of our named executive officers are entitled to severance and other benefits from CVR Energy following the termination of their employment under certain circumstances.

David L. Lamp. Under his employment agreement, if Mr. Lamp’s employment is terminated due to death or disability, or by CVR Energy without cause and not in connection with a change in control, he (or his estate, in the event of termination due to death) is entitled to: (a) any accrued but unpaid amounts, plus (b) salary continuation for the lesser of six months and the remainder of the term of the employment agreement (such period, the “Lamp Post-Employment Period”), plus (c) a pro-rata bonus for the year in which termination occurs based on actual results. For terminations due to disability, Mr. Lamp is also entitled to disability benefits. If Mr. Lamp’s employment is terminated either by CVR Energy without cause or by Mr. Lamp for good reason (as these terms are defined in his employment agreement) one year following a change in control (as defined in his employment agreement) or in specified circumstances prior to and in connection with a change in control, Mr. Lamp will receive the Incentive Payment within 30 days following the consummation of the change in control. Mr. Lamp does not receive any payments or benefits in the event of retirement. As a condition to receiving these severance payments and benefits, Mr. Lamp must execute, deliver and not revoke a general release of claims and abide by restrictive covenants relating to non-solicitation and non-competition during Mr. Lamp’s employment term, and thereafter during the period he receives severance payments or supplemental disability payments, as applicable, or for six months following the end of the term (if no severance or disability payments are payable), as well as a perpetual restrictive covenant relating to non-disclosure and non-disparagement. If any payments or distributions due to Mr. Lamp under his employment agreement would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be “cut back” only if that reduction would be more beneficial to him on an after-tax basis than if there was no reduction. Under the performance units granted to Mr. Lamp under the CVI LTIP in November 2017 (which award has a performance period ending December 31, 2018 and a target payout of of $1.5 million), Mr. Lamp is entitled to payout of such award in the event of his termination by reason of his death or disability, or by CVR Energy other than for cause, or, in the event of his resignation for good reason (as such terms are defined in the performance unit agreement).

Other Named Executive Officers. Neither Mr. Pytosh nor Mses. Jackson, Buhrig and DeVelasco have employment agreements. However, under the CIC and Severance Plan, Mr. Pytosh, Mses. Jackson and Buhrig are generally eligible for certain payments in the event of their involuntary termination (other than for cause, as defined in the CIC and Severance Plan) or their resignation for good reason (as defined in the CIC and Severance Plan, in each case, within the 120 days preceding or the 24 months following a change in control (as defined in the CIC and Severance Plan) including any amounts accrued prior to termination, plus a lump sum payment equal to twelve months of base salary, plus the average annual bonus paid during the preceding three years (or target in the event of no bonus history). They are also entitled to acceleration of all unvested equity awards. These payouts are subject to various conditions including the execution of a release agreement, a perpetual restrictive covenant relating to non-disclosure and non-disparagement and covenants relating to non-solicitation and non-competition for a period of 12 months. Ms. DeVelasco in not eligible under the CIC and Severance Plan.
The amounts of potential post-employment payments and benefits in table below assume that the triggering event took place on December 31, 2018. Pursuant to the Services Agreement that is entered into with CVR Partners or its general partner, CVR Partners or its general partner is responsible for the payment of its proportionate share of the CIC and Severance Plan and other benefits costs following the termination of employment of the executive officers that are employed by CVR Partners or its general partner.

	Cash Severance ($)					Benefit Continuation ($)(3)
	Death	Disability	Retirement	Termination without Cause or with Good Reason		Death	Disability	Retirement	Termination without Cause or with Good Reason
				(1)	(2)(4)				(1)	(2)
David L. Lamp	3,500,000	3,500,000	—	3,500,000	10,000,000	—	—	—	—	—
Mark A. Pytosh	—	—	—	—	1,357,368	—	—	—	—	—
Tracy D. Jackson	—	—	—	—	957,013	—	—	—	—	—
Melissa M. Buhrig	—	—	—	—	1,100,000	—	—	—	—	—
Janice T. DeVelasco	—	—	—	—	—	—	—	—	—	—
__________________________
(1) Severance payments and benefits in the event of termination without cause or resignation for good reason not in connection with a change in control.
(2) Severance payments and benefits in the event of termination without cause or resignation for good reason in connection with a change in control.
(3) For Mr. Lamp, payments upon (a) death, disability or termination without cause or with good reason not in connection with a change in control include: (i) base salary payable for six months under his employment agreement, plus (ii) a pro-rata bonus under his employment agreement, plus (iii) payout under the performance units granted to Mr.Lamp under the CVI LTIP in November 2017, which has a performance period ending December 31, 2018, and a target of $1.5 million; and (b) termination without cause or with good reason in connection with a change in control includes payout of the incentive payment set forth under his employment agreement.
(4) Payments in the termination without cause or with good reason column include, under the CIC and Severance Plan, a lump sum of twelve months’ base pay plus the average of the preceding three years’ annual bonus (or target in the event of no bonus history).
Certain of our named executive officers have received incentive unit awards under the CVR LTIP, as well as phantom unit awards under the UAN LTIP, each of which generally represents the right to receive, upon vesting, a cash payment equal to (i) the number of units times the average closing price of a common share of CVR Energy, a common unit of CVR Partners or the fair market value of a common unit of CVR Refining, as applicable, for the ten trading days preceding vesting, plus (ii) the per unit cash value of all dividends declared and paid by CVR Energy or distributions declared and paid by CVR Partners or CVR Refining, as applicable, from the grant date to and including the vesting date. These awards generally provide for acceleration upon certain termination events, as follows:

•
For incentive units of CVR Energy granted to named executive officers, if such named executive officer (a) is terminated other than for cause, or (b) resigns for good reason in the absence of a change in control, or (c) is terminated due to death or disability, then the portion of the award scheduled to vest in the year in which such event occurs becomes immediately vested and the remaining portion is forfeited. If such named executive officer is terminated other than for cause or resigns for good reason in connection with a change in control all unvested awards accelerate.

•
For phantom units of CVR Partners issued to Mr. Pytosh, if Mr. Pytosh (a) is terminated other than for cause or, (b) only with respect to the phantom units issued in 2015 and 2016 award agreements, resigns for good reason in the absence of a change in control, or (c) is terminated due to death or disability, then the portion of the award scheduled to vest in the year in which such event occurs becomes immediately vested and the remaining portion is forfeited. If Mr. Pytosh is terminated other than for cause or resigns for good reason in connection with a change in control all unvested awards accelerate.

The following table reflects the value of accelerated vesting of the unvested incentive units and phantom units, as applicable, held by the named executive officers assuming the triggering event took place on December 31, 2018. For the purposes of the incentive units awarded prior to December 2018, the value is based on the 20-day average closing price of CVR Refining common units for the 20 trading days preceding December 31, 2018, or $11.82 per unit. For the purposes of phantom units awarded, the value is based on the 20-day average closing price for CVR Partners common units for the 20 trading days preceding December 31, 2018, or $3.44 per unit. For the purposes of the incentive units awarded in December 2018, the value is based on the 20-day average closing price for the CVR Energy common stock for the 20-trading days preceding December 31, 2018, or $35.43 per share.
Value of Accelerated Vesting of Restricted Stock Unit and Incentive Unit Awards

	Death ($)	Disability ($)	Retirement ($)	Termination without Cause or with Good Reason ($)
				(1)	(2)
David L. Lamp	—	—	—	—	10,000,000
Mark A. Pytosh	—	—	—	—	1,802,474
Tracy D. Jackson	—	—	—	—	730,712
Melissa M. Buhrig	—	—	—	—	877,714
Janice T. DeVelasco	—	—	—	—	—
______________________________
(1) Termination without cause or resignation for good reason not in connection with a change in control.
(2) Termination without cause or resignation for good reason in connection with a change in control.

PROPOSAL 2
Advisory Vote on Named Executive Officer Compensation
(“Say-on-Pay”)
Pursuant to Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed under “Compensation Discussion and Analysis,” the Summary Compensation Table and the related compensation tables, notes and narratives in this Proxy Statement.
Although this vote is non-binding, the Compensation Committee values your opinion and expects to consider the voting results when making future decisions on named executive officer compensation. We currently intend to conduct advisory votes on named executive compensation annually, until the next required non-binding advisory vote on the frequency of future advisory votes on named executive compensation.
As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our Compensation Committee has established executive compensation programs are based on our pay-for-performance philosophy designed primarily with the following goals in mind:
†Aligning named executive officer and stockholder interests,
†Attracting and retaining quality leadership; and
†Supporting a pay-for-performance philosophy.
Please read the “Compensation Discussion and Analysis,” along with the Summary Compensation Table and the related compensation tables, notes and narratives, beginning on page 23 of this Proxy Statement, which describes in greater detail our compensation philosophy and programs, as well as detailed information on the compensation of our named executive officers. The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required for this proposal to be approved. The Board of Directors recommends you approve the following resolution:
“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

AUDIT COMMITTEE REPORT

The Audit Committee consists of Messrs. Stephen Mongillo, Bob G. Alexander and James M. Strock, each of whom was been affirmatively determined by our Board to be “independent” and “financially literate” under the requirements of the NYSE and the rules and regulations of the SEC, as applicable. The Audit Committee is led by its Chairman, Mr. Mongillo, who has been affirmatively determined by our Board to be an “audit committee financial expert” under the requirements of the NYSE. Among other matters, the Audit Committee oversees:

•
Management’s preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations; and

•
The independent audit of the Company’s consolidated financial statements by its independent registered public accounting firm, Grant Thornton, which is responsible for performing the audit in accordance with the standards of the PCAOB; opining whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles (“GAAP”); and auditing the effectiveness of internal control over financial reporting of the Company.

However, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work, and relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.

The Audit Committee conducted six meetings during 2018, and also held informal meetings with management, the internal auditors and Grant Thornton during 2018. Among other matters, the Audit Committee:

•
Discussed with the Company’s internal auditors and Grant Thornton the overall scope and plans for their respective audits and the results of their examinations and evaluations of the Company’s internal controls;

•
Reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and matters related to Section 404 of the Sarbanes-Oxley Act of 2002 with management and Grant Thornton and received the opinion of both that the Company prepared its consolidated financial statements in accordance with GAAP.

•
Discussed with Grant Thornton its independence and matters required to be discussed with the audit committees under GAAP including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16 (codified as Auditing Standard No. 1301) “Communication with Audit Committees”, as amended, supplemented or superseded, as adopted by the PCAOB;

•
Received the written disclosures and letter from Grant Thornton required by applicable requirements of PCAOB Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence and the advice of Grant Thornton that neither it nor any of its members has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries; and

•
Reviewed the audit and non-audit services performed by and the amount of fees paid for such services to Grant Thornton and considered whether Grant Thornton’s provision of services to the Company beyond those rendered in connection with its audit and reviews of the Company’s consolidated financial statements was compatible with maintaining its independence.

Based on the foregoing review, discussions and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC. The Audit Committee also approved the engagement of Grant Thornton as the Company’s independent auditors for 2018. This report is respectfully submitted by the Audit Committee.

Audit Committee

Stephen Mongillo, Chairman
Bob G. Alexander
James M. Strock

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Grant Thornton has served as the Company’s independent registered public accounting firm since August 2013. The following table presents fees billed by Grant Thornton to the Company and its subsidiaries for professional services and other services in the following categories and amounts for the fiscal years ended December 31, 2018 and 2017:

Type of Fees	2018	2017
Audit Fees (1)	$1,997,518	$2,913,100
Audit-Related Fees (2)	34,789	43,000
Tax Fees	—	—
Total Fees Billed	$2,032,307	$2,956,100

(1)
Audit Fees consist of fees for the audit of the Company’s consolidated annual financial statements filed with the SEC, quarterly reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, attestation of management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act, consents and consultations on financial accounting and reporting standards arising during the course of audits, reviews and filings. In addition, these amounts include fees for the annual audit and quarterly reviews of the Company’s affiliates, CVR Refining and CVR Partners, as applicable.

(2)	Audit-Related Fees consist of fees for agreed upon procedures performed for statutory reporting and benefit plan audits.
The Audit Committee has considered whether the non-audit services provided by Grant Thornton were compatible with maintaining Grant Thornton’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of Grant Thornton as the Company’s independent registered public accounting firm during the firm’s appointment as the Company’s independent auditor.
Audit Committee’s Pre-Approval Policies and Procedures
All of the services performed by the independent auditor in 2018 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Our Audit Committee charter, among other things, requires the Audit Committee to approve in advance all audit and permitted non-audit services provided by our independent registered public accounting firm and also requires the Audit Committee to establish periodically and to approve in advance the fee levels for all services performed by the independent auditor. The Audit Committee has also authorized any Audit Committee member to pre-approve audit, audit-related, tax and other non-audit services up to $100,000, provided that the committee member shall timely report to the full committee each specific service pre-approved by them with copies of all supporting documentation.

PROPOSAL 3
Ratification of the Appointment of Auditors

The Audit Committee has approved and recommended the appointment of Grant Thornton LLP as the independent registered public accounting firm to examine the Company’s financial statements for 2019. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the ratification of Grant Thornton LLP as the independent registered public accounting firm for the Company. A representative of Grant Thornton LLP is expected to be in attendance at the Annual Meeting.
See “Audit Committee Report” above for further information.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

EQUITY COMPENSATION PLANS
The table below contains information about securities authorized for issuance under the CVI LTIP or as otherwise approved by the Compensation Committee as of December 31, 2018. The CVI LTIP was initially approved by our stockholders in October 2007 and re-approved by our stockholders in June 2014 and June 2017.

Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights(a)		Weighted‑Average Exercise Price of Outstanding Options Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a)) (c)
Equity compensation plans approved by security holders:
CVR Energy, Inc. Long Term Incentive Plan	—		—	6,787,341	(3)
Stock Options	—	(1)	—	—
Common stock	—	(2)	—	—
Equity compensation plans not approved by security holders:
None	—		—	—
Total	—		—	6,787,341

(1)	No stock options are outstanding under the CVI LTIP.

(2)	The only awards outstanding under the CVI LTIP are unvested performance units, which are settled in cash.

(3)
Represents shares of common stock that remain available for future issuance pursuant to the CVI LTIP in connection with awards of stock options, non-vested restricted shares, restricted stock units, stock appreciation rights, dividend equivalent rights, share awards and performance awards.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS
The following table presents information regarding beneficial ownership of our common stock as of the Record Date by:
•each of our current directors and nominees for director;
•each of our named executive officers;
•each stockholder known by us to beneficially hold five percent or more of our common stock; and
•all of our named executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the business address for each of the beneficial owners listed in the table is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

Beneficial Owner Name and Address	Shares Beneficially Owned
	Number	Percent(1)
Carl C. Icahn (2) c/o Icahn Associates Holding LLC 767 Fifth Avenue, 47th Floor New York, NY 10153	71,198,718	70.8%
Bob G. Alexander	—	—
Patricia A. Agnello
SungHwan Cho	—	—
Jonathan Frates	—	—
Hunter C. Gary
David L. Lamp	—	—
Stephen Mongillo	—	—
James M. Strock	—	—
Janice T. DeVelasco	—	—
Melissa M. Buhrig	—	—
Tracy D. Jackson	—	—
Mark A. Pytosh	—	—
Susan Ball	—	—
All directors and named executive officers, as a group (13 persons)(3)	71,198,718	70.8%

(1)	Percentage based upon 100,530,599 shares of common stock outstanding as of the March 31, 2019.

(2)
The following disclosures are based on a Schedule 13D/A filed with the SEC on August 1, 2018 by IEP Energy LLC (“IEP Energy”), IEP Energy Holding LLC, AEP, Icahn Building LLC, Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn (collectively, the “Icahn Reporting Persons”): (a) The principal business address of each of (i) IEP Energy, IEP Energy Holding LLC, AEP, Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601 and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153. According to the filing, IEP Energy has sole voting power and sole dispositive power with regard to 71,198,718 shares. Each of IEP Energy Holding LLC, AEP, Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares. (b) According to the filing, each of IEP Energy Holding LLC, AEP, Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn, by virtue of their relationships to IEP, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares which IEP Energy directly beneficially owns. Each of IEP Energy Holding LLC, AEP, Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn disclaims beneficial ownership of such shares for all other purposes.

(3)	The number of shares of common stock owned by all directors and named executive officers, as a group, reflects the sum of the 71,198,718 shares of common stock beneficially owned by Mr. Icahn.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and each person who owns more than 10% of our outstanding common stock, to file reports of their stock ownership and changes in their ownership of our common stock with the SEC and the NYSE. These same people must also furnish us with copies of these reports and representations made to us that no other reports were required. We have performed a general review of such reports and amendments thereto filed in 2018. Based solely on our review of the copies of such reports furnished to us or such representations, as appropriate, to our knowledge, all of our executive officers and directors, and other persons who owned more than 10% of our outstanding common stock, fully complied with the reporting requirements of Section 16(a) during 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
This section describes related party transactions between the Company and its directors, executive officers and 5% stockholders (and entities controlled by such persons, including CVR Partners) that occurred during the year ended December 31, 2018 and as otherwise described herein.
Transactions with IEP and its Affiliates

As of December 31, 2018, IEP and its affiliates owned approximately 70.8% of all common shares outstanding.

Tax Allocation Agreement

Prior to August 2018, CVR Energy was a member of the consolidated federal tax group of American Entertainment Properties Corp (“AEP”), an affiliate of IEP, and party to a tax allocation agreement with AEP (the “Tax Allocation Agreement”). The Tax Allocation Agreement provides that AEP will pay all consolidated federal income taxes on behalf of the consolidated tax group. As a result, CVR Energy is required to make payments to AEP in an amount equal to the tax liability, if any, that it would have paid if it were to file as a consolidated group separate and apart from AEP. Following August 2018, IEP and affiliates’ ownership of CVR Energy was reduced below 80% and CVR Energy is no longer eligible to file as a member of the AEP consolidated federal income tax group. Beginning with the tax period after the exchange in August 2018, CVR Energy became the parent of a new consolidated group for U.S. federal income tax purposes and will file and pay its federal income tax obligations directly to the IRS. Pursuant to the terms of the Tax Allocation Agreement, however, CVR Energy may be required to make payments in respect of taxes owed by AEP for periods prior to the exchange. Similar principles may apply for state or local income tax purposes where CVR Energy filed combined, consolidated for unitary tax returns with AEP. As of December 31, 2018 and 2017, the Company’s Consolidated Balance Sheets reflected a receivable of $4 million and $5 million, respectively, for federal income taxes due from AEP. These amounts are recorded as Other Current Assets in the Consolidated Balance Sheets. As of December 31, 2018, the Company’s Consolidated Balance Sheets also reflected a receivable of $12 million from the IRS and certain state jurisdictions.

Insight Portfolio Group

Insight Portfolio Group LLC (“Insight Portfolio Group”) is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates. In January 2013, CVR Energy acquired a minority equity interest in Insight Portfolio Group and agreed to pay a portion of Insight Portfolio Group’s operating expenses. The Company paid Insight Portfolio Group approximately $0.4 million during the year ended December 31, 2018. The Company may purchase a variety of goods and services as a member of the buying group at prices and terms that management believes would be more favorable than those which would be achieved on a stand-alone basis.
Railcar Lease Agreements and Maintenance
In the second quarter of 2016, a subsidiary of CVR Partners entered into agreements to lease a total of 115 UAN railcars from American Railcar Leasing LLC (“ARL”). The lease agreements have a term of approximately seven years. In the second quarter of 2017, a subsidiary of CVR Partners entered into an agreement to lease an additional 70 UAN railcars from ARL. The lease agreements have a term of approximately five years. The subsidiary received the additional 70 leased railcars during the second half of 2017. For the year ended December 31, 2018, rent expense of $5.7 million was recorded related to these agreements and was included in cost of materials and other in the Consolidated Statements of Operations. American Railcar Industries, Inc. a company controlled by IEP, performed railcar maintenance for a subsidiary of CVR Partners and the expense associated with this maintenance was approximately $1.0 million of the year ended December 31, 2018 and was included in cost of materials and other in the Consolidated Statements of Operations.

Transactions with Other Affiliates

Enable Pipeline Joint Venture

On September 19, 2016, Coffeyville Resources Pipeline, LLC (“CRPLLC”), an indirect wholly-owned subsidiary of CVR Refining, entered into an agreement with Enable Oklahoma Crude Services, LLC (“Enable”), formerly Velocity Central Oklahoma Pipeline LLC, related to their joint ownership of Enable South Central

Pipeline, LLC (“Enable Pipeline”), formerly Velocity Pipeline Partners, LLC, a pipeline company that operates a 12-inch crude oil pipeline with a capacity of approximately 65,000 barrels per day and an estimated length of 25 miles with a connection to the Company’s Wynnewood refinery and a trucking terminal at Lowrance, Oklahoma. CRPLLC holds a 40% interest in Enable Pipeline. Enable holds a 60% interest in Enable Pipeline and serves as the day-to-day operator of Enable Pipeline.

Coffeyville Resources Refining & Marketing, LLC (“CRRM”) is party to a transportation agreement with Enable for an initial term of 20 years under which Enable provides CRRM with crude oil transportation services for crude oil purchased within a defined geographic area, and CRRM entered into a terminalling services agreement with Enable under which it receives access to Enable’s terminal in Lowrance, Oklahoma to unload and pump crude oil into Enable Pipeline’s pipeline for an initial term of 20 years. For the year ended December 31, 2018, CRRM incurred costs of $8.0 million under the transportation agreement with Enable. CRRM’s crude shipments on the pipeline for the year ended December 31, 2018 averaged approximately 80,000 barrels per day. As of December 31, 2018, the Consolidated Balance Sheets included a liability of $1.0 million to Enable.

Midway Joint Venture

On October 31, 2017, CRPLLC and Plains All American Pipeline, L.P. (“Plains”) formed a 50/50 joint venture, Midway Pipeline LLC (“Midway”), which acquired the approximately 100-mile, 16-inch Cushing to Broome pipeline system from Plains. The Cushing to Broome pipeline system connects CVR Refining’s Coffeyville, Kansas, refinery to the Cushing, Oklahoma oil hub. Midway has a contract with Plains pursuant to which Plains will continue its role as operator of the pipeline. For the year ended December 31, 2018, CRRM incurred costs of $18 million with Midway for crude oil transportation services. Crude shipments on the pipeline for the year ended December 31, 2018 averaged approximately 120,000 barrels per day.

Transactions with CVR Partners and CVR Refining

Background
In October 2007, prior to CVR Energy’s initial public offering, we created CVR Partners and transferred our nitrogen fertilizer business to CVR Partners. In connection with the creation of CVR Partners in October 2007, the general and limited partners entered into a limited partnership agreement, which set forth the various rights and responsibilities of the partners in CVR Partners. In addition, we entered into a number of intercompany agreements with CVR Partners.
In April 2011, CVR Partners consummated its initial public offering. To effectuate CVR Partners’ initial public offering, we entered into a new limited partnership agreement, entered into a series of new agreements and amended and restated certain of our existing intercompany agreements with CVR Partners and Coffeyville Resources Nitrogen Fertilizers, LLC (“CRNF”) as set forth below. In connection with CVR Refining’s initial public offering in January 2013, certain of CVR Energy’s subsidiaries party to these agreements became subsidiaries of CVR Refining. In addition, we entered into several new agreements with CVR Refining and its subsidiaries to govern the relationship between CVR Refining and its subsidiaries and CVR Energy. These agreements were not the result of arm’s-length negotiations and the terms of these agreements are not necessarily at least as favorable to the parties to these agreements as terms, which could have been obtained from unaffiliated third parties.

Pet Coke Supply Agreement

CRRM is a party to the pet coke supply agreement with CRNF. The Coffeyville Facility purchases pet coke from CVR Energy’s Coffeyville Refinery (“Coffeyville Refinery”) under a coke supply agreement, which provides that CRRM must deliver, and the Coffeyville Facility must purchase, during each calendar year an annual required amount of pet coke equal to the lesser of (i) 100 percent of the pet coke or (ii) 500,000 tons of pet coke (the “Coke Supply Agreement”). If during a calendar month, more than 41,667 tons of pet coke is produced and available for purchase, then the Coffeyville Facility will have the option to purchase the excess at the purchase price provided for in the agreement. If the option is declined, CRRM may sell the excess to a third party.
The Coffeyville Facility obtains a significant amount (70% on average during last five years and 59% in 2018) of the pet coke it needs from the Coke Supply Agreement. Any remaining pet coke needs are required to be purchased from a third party. The price paid pursuant to the Coke Supply Agreement is based on the lesser of a pet coke price derived from the price received for UAN (the “UAN-based Price”) or a pet coke price index. The UAN-based Price begins with a pet coke price of $25 per ton based on a price per ton for UAN that excludes transportation cost (“netback price”) of $205 per ton, and adjusts up or down $0.50 per ton for every $1.00 change in the netback price. The UAN-based price has a ceiling of $40 per ton and a floor of $5 per ton.
The Coke Supply Agreement has an initial term of 20 years, ending in 2027, which will be automatically extended for successive five-year renewal periods. Either party may terminate the agreement by giving notice no later than three years prior to a renewal date. The agreement is also terminable by mutual consent of the parties or if a party breaches the agreement and does not cure within applicable cure periods. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the Coffeyville Facility or the Coffeyville Refinery are permanently terminated, or if either party is subject to a bankruptcy proceeding or otherwise becomes insolvent. CRNF’s pet coke cost per ton purchased from CRRM averaged $28.41 for the year ended December 31, 2018. Total CRNF purchases of pet coke from CRRM were approximately $13.0 million for the year ended December 31, 2018. Third-party pet coke prices averaged $56 for the year ended December 31, 2018. Total purchases of pet coke from third parties were approximately $10.5 million for the year ended December 31, 2018.
Feedstock and Shared Services Agreement

CRNF is party to a feedstock and shared services agreement with CRRM, under which the two parties provide feedstock and other services to one another. These feedstocks and services are utilized in the respective production processes of Coffeyville Refinery and Coffeyville Facility. Feedstocks provided under the agreement include, among others, hydrogen, high-pressure steam, nitrogen, instrument air, oxygen and natural gas. The agreement was amended and restated effective January 2017. CRNF transfers hydrogen to CRRM pursuant to the feedstock agreement. CRNF is not required to sell hydrogen to CRRM if such hydrogen is required for operation of CRNF’s fertilizer plant, if such sale would adversely affect CVR Partners’ classification as a partnership for federal income tax purposes, or if such sale would not be in CRNF’s best interest. The feedstock agreement provides hydrogen supply and pricing terms for sales of hydrogen by CRNF. Pricing for sales of hydrogen from CRNF to CRRM is based on ammonia prices for sales of hydrogen up to a designated amount. For sales of hydrogen in excess of such amount, the pricing reverts to a UAN pricing structure to make CRNF whole, as if CRNF had produced UAN for sale. For the year ended December 31, 2018, CRRM purchased approximately $0.4 million of hydrogen from CRNF.

The agreement provides that both parties must deliver high-pressure steam to one another under certain circumstances. During the year ended December 31, 2018, net expenses reimbursed in direct operating expenses (exclusive of depreciation and amortization) was approximately $0.2 million related to high-pressure steam. CRNF is also obligated to make available to CRRM any nitrogen produced by the Linde air separation plant that is not required for the operation of CRNF’s nitrogen fertilizer plant, as determined by CRNF in a commercially reasonable manner. The price for the nitrogen is based on a cost of $0.035 per kilowatt hour, as adjusted to reflect changes in the CRNF electric bill. There were no payment associated with nitrogen for the year ended December 31, 2018.

The agreement also provides that both CRRM and CRNF must deliver instrument air to one another in some circumstances. CRNF must make instrument air available for purchase by CRRM at a minimum flow rate, to the extent produced by the Linde air separation plant and available to CRNF. The price for such instrument air is $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in the CRNF electric bill. To the extent that instrument air is not available from the Linde air separation plant and is available from CRRM, CRRM is required to make instrument air available to CRNF for purchase at a price of $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in the electric bill. CRNF is obligated to provide oxygen produced by its Linde air separation plant and made available to it to the extent that such oxygen is not required for operation of its nitrogen fertilizer plant. The oxygen is required to meet certain specifications. CRRM reimbursed approximately $0.3 million to CRNF for the purchase of oxygen for the year ended December 31, 2018 and was included as an increase to direct operating expenses (exclusive of depreciation and amortization).

Effective November 1, 2017, the feedstock and shared services agreement was amended to provide a mechanism to transfer a natural gas stream from CRRM to CRNF, and CRNF will no longer transfer tail gas to CRRM. The pipe previously used for the transfer of tail gas was altered to exclusively allow for the transportation of natural gas. CRRM will nominate and purchase natural gas transportation and natural gas supplies for CRNF. CRNF will reimburse CRRM for the commodity cost of the natural gas and will pay a nominal fee for transportation and maintenance. CRNF also occasionally provides finished product tank capacity to CRRM under the agreement. There was $0.1 million reimbursed direct operating expense for the use of tank capacity for the year ended December 31, 2018.

The agreement also addresses the allocation of various other feedstocks, services and related costs between the parties. Sour water, water for use in fire emergencies, tank storage, costs associated with security services and costs associated with the removal of excess sulfur are all allocated between the two parties by the terms of the agreement. The agreement also requires CRNF to reimburse CRRM for utility costs related to a sulfur processing agreement between CRRM and Tessenderlo Kerley, Inc. (“Tessenderlo Kerley”). CRNF has a similar agreement with Tessenderlo Kerley. Otherwise, costs relating to both CRRM’s and CRNF’s existing agreements with Tessenderlo Kerley are allocated equally between the two parties, except in certain circumstances. The parties may temporarily suspend the provision of feedstocks or services pursuant to the terms of the agreement if repairs or maintenance are necessary on applicable facilities. Additionally, the agreement imposes minimum insurance requirements on the parties and their affiliates.
The agreement has an initial term of 20 years, ending in 2031, which will be automatically extended for successive five-year renewal periods. Either party may terminate the agreement, effective upon the last day of a term, by giving notice no later than three years prior to a renewal date. The agreement is also be terminable by mutual consent of the parties or if one party breaches the agreement and does not cure within applicable cure periods and the breach materially and adversely affects the ability of the terminating party to operate its facility. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the Coffeyville Facility or the Coffeyville Refinery are permanently terminated, or if either party is subject to a bankruptcy proceeding, or otherwise becomes insolvent. Either party is entitled to assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes, or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the Coffeyville Refinery or Coffeyville Facility, as applicable, in each case subject to applicable consent requirements. The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence, or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates.
Hydrogen Purchase and Sales Agreement
CRRM and CRNF entered into a hydrogen purchase and sale agreement that was effective January 2017. CRNF and CRRM are parties to a hydrogen purchase and sale agreement pursuant to which Coffeyville Refinery agrees to sell and deliver a committed hydrogen volume of 90,000 mscf per month to the Coffeyville Facility. The committed volume pricing is based on a monthly fixed fee (based on the fixed and capital charges associated with producing the committed volume) and a monthly variable fee (based on the natural gas price associated with hydrogen actually received). In the event the Coffeyville Facility fails to take delivery of the full committed volume in a month, CRNF remains obligated to pay CRRM for the monthly fixed fee and the monthly variable fee based upon the actual hydrogen volume received, if any. In the event the Coffeyville Refinery fails to deliver any portion of the committed volume for the applicable month for any reason other than planned repairs and maintenance, CRNF will be entitled to a pro-rata reduction of the monthly fixed fee. The Coffeyville Facility also has the option to purchase excess volume of up to 60,000 mscf per month, or more upon mutual agreement, from CRRM, if available for purchase.
The agreement has an initial term of 20 years and will be automatically extended following the initial term for additional successive five-year renewal terms unless either party gives 180 days‘ written notice. Certain fees under the agreement are subject to modification after this initial term. The agreement contains customary terms related to indemnification, as well as termination for breach, by mutual consent, or due to insolvency or cessation of operations. For the year ended December 31, 2018, CRRM’s gross sales of hydrogen to CRNF were approximately $4.2 million. The monthly hydrogen sales are cash settled net with hydrogen purchases pursuant to the feedstock and shared services agreement.
Raw Water and Facilities Sharing Agreement
CRRM entered into a raw water and facilities sharing agreement with CRNF in October 2017 which (i) provides for the allocation of raw water resources between the Coffeyville Refinery and the Coffeyville Facility and (ii) provides for the management of the water intake system (consisting primarily of a water intake structure, water pumps, meters and a short run of piping between the intake structure and the origin of the separate pipes that transport the water to each facility) which draws raw water from the Verdigris River for the parties’ facilities. This agreement provides that a water management team consisting of one representative from each party to the agreement will manage the Verdigris River water intake system. The water intake system is owned and operated by CRRM.

The agreement provides each party has an undivided one-half interest in the water rights, which will allow the water to be removed from the Verdigris River for use at the Coffeyville Refinery and Coffeyville Facility.
The agreement provides that the Coffeyville Refinery and Coffeyville Facility are entitled to receive sufficient amounts of water from the Verdigris River each day to enable them to conduct their businesses at their appropriate operational levels. However, if the amount of water available from the Verdigris River is insufficient to satisfy the operational requirements of both facilities, then such water shall be allocated between the two facilities on a prorated basis. This prorated basis will be determined by calculating the percentage of water used by each facility over the two calendar years prior to the shortage, making appropriate adjustments for any operational outages involving either of the two facilities.
Costs associated with operation of the water intake system and administration of water rights are also allocated on a prorated basis, calculated by CRRM based on the percentage of water used by each facility during the calendar year in which such costs are incurred. However, in certain circumstances, such as where one party bears direct responsibility for the modification or repair of the water pumps, one party will bear all costs associated with such activity. Additionally, CRNF must reimburse CRRM for electricity required to operate the water pumps on a prorated basis that is calculated monthly.
Either CRNF or CRRM is entitled to terminate the agreement by giving the other party at least three years’ prior written notice. Between the time that notice is given and the termination date, CRRM is required to cooperate with CRNF to allow CRNF to build its own water intake system on the Verdigris River to be used for supplying water to the Coffeyville Facility. CRRM is required to grant easements and access over its property so that CRNF can construct and utilize such new water intake system, provided that no such easements or access over CRRM’s property shall have a material adverse effect on its business or operations at the Coffeyville Refinery. CRNF will bear all costs and expenses for such construction if it is the party that terminated the original water sharing agreement. If CRRM terminates the original water sharing agreement, CRNF may either install a new water intake system at its own expense or require CRRM to sell the existing water intake system to CRNF for a price equal to the depreciated book value of the water intake system as of the date of transfer.
Either party may assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the Coffeyville Refinery or the Coffeyville Facility, as applicable, in each case subject to applicable consent requirements. The parties may obtain injunctive relief to enforce their rights under the agreement. The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence, or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates. The term of the agreement is perpetual unless (1) the agreement is terminated by either party upon three years’ prior written notice in the manner described above or (2) the agreement is otherwise terminated by the mutual written consent of the parties.
Railcar Lease Agreement and Maintenance
CRNF and CRRM entered into an agreement whereby CRRM subleases a total of 16 railcars at the Coffeyville Facility for use in its operations. This agreement is currently operating on an evergreen basis. CRRM’s lease payments to the CRNF equal the amounts owed to the lessor.
Cross-Easement Agreement
CRRM and CRNF entered into a cross-easement agreement in October 2007 and an amended and restated cross-easement agreement in April 2011. The purpose of the agreement is to enable both CRRM and CRNF to access and utilize each other’s land in certain circumstances in order to operate their respective businesses. The agreement grants easements for the benefit of both parties and establishes easements for operational facilities, pipelines, equipment, access and water rights, among other easements. The intent of the agreement is to structure easements that provide flexibility for both parties to develop their respective properties, without depriving either party of the benefits associated with the continuous reasonable use of the other party’s property.
The agreement provides that facilities located on each party’s property will generally be owned and maintained by the party owning such property; provided, however, that in certain specified cases where a facility that benefits one party is located on the other party’s property, the benefited party will have the right to use, and will be responsible for operating and maintaining, the subject facility. The easements granted under the agreement are non-exclusive to the extent that future grants of easements do not interfere with easements granted under the agreement. The duration of the easements granted under the agreement will vary, and some will be perpetual. Easements pertaining to certain facilities that are required to carry out the terms of CRNF’s other agreements with CRRM will terminate upon the termination of such related agreements.
The agreement contains an obligation to indemnify, defend and hold harmless the other party against liability arising from negligence or willful misconduct by the indemnifying party. The agreement also requires the parties to carry minimum amounts of employer’s liability insurance, commercial general liability insurance and other types of insurance. If either party transfers its fee simple ownership interest in the real property governed by the agreement, the new owner of the real property will be deemed to have assumed all of the obligations of the transferring party under the agreement, except that the transferring party will retain liability for all obligations under the agreement which arose prior to the date of transfer.
Environmental Agreement
CRRM and CRNF entered into an environmental agreement in October 2007 that provides for certain indemnification and access rights in connection with environmental matters affecting the Coffeyville Refinery and Coffeyville Facility. A supplement to the agreement was entered into in February 2008 in connection with the execution of a related comprehensive pet coke management plan and the transfer by CRRM to CRNF of certain property related to the agreement. The parties also agreed to supplement the agreement in July 2008 in order to amend and restate the comprehensive pet coke management plan.
To the extent that one party’s property experiences environmental contamination due to the activities of the other party and the contamination is known at the time the agreement was entered into, the contaminating party is required to implement all government-mandated environmental activities relating to the contamination, or else indemnify the property-owning party for expenses incurred in connection with implementing such measures. To the extent that liability arises from environmental contamination that is caused by CRRM but is also commingled with environmental contamination caused by CRNF, CRRM may elect in its sole discretion and at its own cost and expense to perform government-mandated environmental activities relating to such liability, subject to certain conditions and provided that CRRM will not waive any rights to indemnification or compensation otherwise provided for in the agreement.
The agreement also addresses situations in which a party’s responsibility to implement such government-mandated environmental activities as described above may be hindered by the property-owning party’s creation of capital improvements on the property. If a contaminating party bears such responsibility but the property-owning party desires to implement a planned and approved capital improvement project on its property, the parties must meet and attempt to develop a soil management plan together. If the parties are unable to agree on a soil management plan 30 days after receiving notice, the property-owning party may proceed with its own commercially reasonable soil management plan. The contaminating party is responsible for the costs of disposing of hazardous materials pursuant to such plan.
If the property-owning party needs to do work that is not a planned and approved capital improvement project but is necessary to protect the environment, health, or the integrity of the property, other procedures will be implemented. If the contaminating party still bears responsibility to implement government-mandated environmental activities relating to the property and the property-owning party discovers contamination caused by the other party during work on the capital improvement project, the property-owning party will give the contaminating party prompt notice after discovery of the contamination and will allow the contaminating party to inspect the property. If the contaminating party accepts responsibility for the contamination, it may proceed with government-mandated environmental activities relating to the contamination and it will be responsible for the costs of disposing of hazardous materials relating to the contamination. If the contaminating party does not accept responsibility for such contamination or fails to diligently proceed with government-mandated environmental activities related to the contamination, then the contaminating party must indemnify and reimburse the property-owning party upon the property-owning party’s demand for costs and expenses incurred by the property-owning party in proceeding with such government-mandated environmental activities.

Either party is entitled to assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the Coffeyville Refinery or Coffeyville Facility, as applicable, in each case subject to applicable consent requirements. The agreement has a term of at least 20 years or for so long as the feedstock and shared services agreement is in force, whichever is longer. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages, from either party or certain of its affiliates. If one party causes such contamination or release on the other party’s property, the latter party must notify the contaminating party, and the contaminating party must take steps to implement all government-mandated environmental activities relating to the contamination or else indemnify the property-owning party for the costs associated with doing such work.
The agreement also grants each party reasonable access to the other party’s property for the purpose of carrying out obligations under the agreement. However, both parties must keep certain information relating to the environmental conditions on the properties confidential. Furthermore, both parties are prohibited from investigating soil or groundwater conditions, except as required for government-mandated environmental activities, in responding to an accidental or sudden contamination of certain hazardous materials, or in connection with implementation of CRNF’s comprehensive pet coke management plan. A comprehensive pet coke management plan that was subsequently entered into pursuant to the agreement establishes procedures for the management of pet coke and the identification of significant pet coke-related contamination. Also, the parties agreed to indemnify and defend one another and each other’s affiliates against liabilities arising under the pet coke management plan or relating to a failure to comply with or implement the pet coke management plan.
Omnibus Agreement
CVR Energy entered into an omnibus agreement with CVR Partners and its general partner CVR GP, LLC (“CVR GP”). Under the omnibus agreement, CVR Partners has agreed that CVR Energy will have a preferential right to acquire any assets or group of assets that do not constitute assets used in a fertilizer restricted business. In determining whether to exercise any preferential right under the omnibus agreement, CVR Energy will be permitted to act in its sole discretion, without any fiduciary obligation to CVR Partners or its unitholders whatsoever. These obligations will continue so long as CVR Energy owns at least 50% of CVR Partners’ general partner.
CVR Partners Services Agreement
CVR Energy entered into a services agreement with CVR Partners and its general partner. Under this agreement, CVR Partners and its general partner obtain certain management and other services from CVR Energy pursuant to a services agreement between CVR Partners, CVR GP and CVR Energy. CVR Partners’ general partner has engaged CVR Energy to provide it with certain services, including the following, among others:

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services by its employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement will serve CVR Partners on a shared, part-time basis only, unless CVR Energy and CVR Partners agree otherwise;

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administrative and professional services, including legal, accounting, SEC and securities exchange reporting, human resources, information technology, communications, insurance, tax, credit, finance, government and regulatory affairs;

•
recommendations on capital raising activities to the board of directors of the general partner of CVR Partners, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

•	managing or overseeing litigation and administrative or regulatory proceedings, establishing appropriate insurance policies for CVR Partners and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by CVR Energy and the general partner of CVR Partners from time to time.
As payment for services provided under the agreement, CVR Partners, its general partner and their subsidiaries must pay CVR Energy (i) all costs incurred by CVR Energy or its affiliates in connection with the employment of its employees who provide CVR Partners services under the agreement on a full-time basis, but excluding certain share-based compensation; (ii) a prorated share of costs incurred by CVR Energy or its affiliates in connection with the employment of its employees who provide CVR Partners services under the agreement on a part-time basis, but excluding certain share-based compensation, and such prorated share shall be determined by CVR Energy on a commercially reasonable basis, based on the percentage of total working time that such shared personnel are engaged in performing services for CVR Partners; (iii) a prorated share of certain administrative costs, including office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. CVR Partners must pay CVR Energy within 15 days for invoices CVR Energy submits under the agreement.
CVR Partners and its general partner are not required to pay any compensation, salaries, bonuses or benefits to any of CVR Energy’s employees who provide services to CVR Partners or its general partner on a full-time or part-time basis; CVR Energy will continue to pay their compensation. However, personnel performing the actual day-to-day business and operations at the Coffeyville Facility or East Dubuque Facility level will be employed directly by CVR Partners’ operating subsidiaries and those subsidiaries will bear all personnel costs for these employees. CVR Partners pays its allocated portion of performance units and incentive units issued by CVR Energy to those personnel providing services to CVR Partners via the services agreement. CVR Partners is not responsible for payment of the allocated share-based compensation for certain plans.
Either CVR Energy or CVR Partners’ general partner may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR Energy also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve CVR Energy from its obligations under the agreement. Either CVR Energy or CVR Partners’ general partner may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, CVR Partners’ general partner may terminate the agreement immediately if CVR Energy becomes bankrupt, dissolves or commences liquidation or winding-up procedures.
In order to facilitate the carrying out of services under the agreement, CVR Energy and CVR Partners have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances. For the year ended December 31, 2018, the total amount paid or payable to CVR Energy pursuant to the CVR Partners services agreement was approximately $17.1 million.
CVR Refining Services Agreement
CVR Energy entered into a services agreement with CVR Refining and its general partner. Under this agreement, CVR Refining and its general partner obtain certain management and other services from CVR Energy. CVR Energy provides CVR Refining and its general partner with the certain services, including but not limited to certain executive, management, professional and administrative services relating to safety and environmental, legal, accounting, human resources, tax, finance (including relating to the issuance of debt or equity securities), insurance, capital projects and similar matters.
As payment for such services, CVR Refining, its general partner and their subsidiaries must pay CVR Energy (i) all costs incurred by CVR Energy or its affiliates in connection with the employment of its employees who provide services under the agreement on a full-time basis, but excluding certain share-based compensation; (ii) a prorated share of costs incurred by CVR Energy or its affiliates in connection with the employment of its employees who provide services under the agreement on a part-time basis, but excluding certain share-based compensation, and such prorated share shall be determined by CVR Energy on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services; (iii) a prorated share of certain administrative costs, including office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. CVR Refining and its general partner are not required to pay any compensation, salaries, bonuses or benefits to any of CVR Energy’s employees who provide services to CVR Refining and its general partner on a full-time or part-time basis; CVR Energy continues to pay their compensation. However, personnel performing the actual day-to-day business and operations at the petroleum refinery or operating level are employed directly by CVR Refining and its subsidiaries, and those subsidiaries bear all personnel costs for these employees.
In order to facilitate the carrying out of services under the agreement, CVR Energy and CVR Refining have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances. For the year ended December 31, 2018, the total amount paid or payable to CVR Energy pursuant to the CVR Refining services agreement was approximately $57.5 million.

GP Services Agreement
CVR Energy is party to a GP Services Agreement with CVR GP and CVR Partners. This agreement allows CVR Energy to engage CVR GP, in its capacity as CVR Partners’ general partner, to provide CVR Energy with (i) business development and related services and (ii) advice or recommendations for such other projects as may be agreed between CVR Energy and CVR Partners’ general partner from time to time. As payment for certain specific services provided under the agreement, CVR Energy must pay a prorated share of costs incurred by CVR Partners or CVR GP in connection with the employment of their respective employees who provide CVR Energy services on a part-time basis, as determined by CVR GP on a commercially reasonable basis based on the percentage of total working time that such shared personnel are engaged in performing services for CVR Energy. CVR Energy is not required to directly pay any compensation, salaries, bonuses or benefits to any of CVR Partners’ or CVR GP’s employees who provide services to CVR Energy on a full-time or part-time basis; CVR Partners will continue to pay their compensation.
Either CVR Energy or CVR GP may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR GP also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve CVR GP from its obligations under the agreement. Either CVR Energy or CVR GP may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, CVR Energy may terminate the agreement immediately if CVR Partners or CVR GP becomes bankrupt or dissolve and commence liquidation or winding-up procedures.
CVR Partners Trademark License Agreement
CVR Partners is party to a trademark license agreement with CVR Energy pursuant to which CVR Energy has granted CVR Partners a non-exclusive, non-transferable license (without its prior written consent) to use the “Coffeyville Resources” word mark and the CVR Partners and Coffeyville Resources logos in connection with CVR Partners’ business. CVR Partners agreed to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by CVR Energy, and CVR Energy agreed that the nature and quality of the business that uses the marks will conform to standards currently applied by CVR Partners. Either party can terminate the license with 60 days’ prior notice.
CVR Refining Trademark License Agreement
CVR Refining is party to a trademark license agreement with CVR Energy pursuant to which CVR Energy granted to CVR Refining a non-exclusive and non-transferable (without its prior written consent) license to use the Coffeyville Resources and CVR Refining trademarks in connection with CVR Refining’s business. CVR Refining agreed to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by CVR Energy, and CVR Energy agreed that the nature and quality of the business that uses the marks will conform to standards currently applied by CVR Refining. Either party can terminate the license with 60 days’ prior notice.
CVR Partners Amended and Restated Registration Rights Agreement
CVR Partners entered into an amended and restated registration rights agreement with CRLLC, pursuant to which CVR Partners may be required to register the sale of CVR Partners common units that CRLLC holds. Under the amended and restated registration rights agreement, CRLLC has the right to request that CVR Partners register the sale of common units held by CRLLC on six occasions, including requiring CVR Partners to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, CRLLC and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Partners elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All CVR Partners common units held by CRLLC and any permitted transferee will be entitled to these registration rights, except that the demand registration rights may only be transferred in whole and not in part.
In connection with the East Dubuque merger, CVR Partners entered into a registration rights agreement with CRLLC and affiliates of Rentech, Inc. (“Rentech”) in August 2015, pursuant to which CVR Partners may be required to register the sale of certain of its common units held by affiliates of GSO Capital Partners LP, as a permitted transferee of Rentech. Under the registration rights agreement, Rentech (and its permitted transferee) has the right to request that CVR Partners register the sale of common units held by Rentech (and its permitted transferee) on its behalf on four occasions, including requiring CVR Partners to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, Rentech and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Partners elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All of CVR Partners’ common units held by Rentech and any permitted transferee will be entitled to these registration rights. As of December 31, 2018, public security holders held approximately 66% of CVR Partners’ common units, and CRLLC held approximately 34% of CVR Partners’ common units.
Intercompany Credit Facility - CVR Refining
On January 23, 2013, CRLLC, as lender, entered into a $150.0 million senior unsecured revolving credit facility with CVR Refining, to be used to fund CVR Refining’s growth capital expenditures, which was subsequently expanded to $250.0 million on October 29, 2014. The intercompany credit facility is for a term of six years and bears interest at a rate of LIBOR plus 3% per annum. In conjunction with the Amended and Restated ABL credit facility extension in 2017, CVR Refining reviewed the needs of the intercompany credit facility and decided to lower the borrowing capacity back to the original level of $150.0 million effective December 1, 2017. The intercompany credit facility contains covenants that require CVR Refining to, among other things, notify CRLLC of the occurrence of any default or event of default and provide CRLLC with such information in respect of CVR Refining’s business and financial status as CRLLC may reasonably require, including, but not limited to, copies of CVR Refining’s unaudited quarterly financial statements and audited annual financial statements.
In addition, the intercompany credit facility contains customary events of default, including, among others, failure to pay any sum payable when due; the occurrence of a default of other indebtedness in excess of $25.0 million; and the occurrence of an event that results in either (i) CRLLC no longer directly or indirectly controlling CVR Refining’s general partner, or (ii) CRLLC and its affiliates no longer owning a majority of CVR Refining’s equity interests. As of December 31, 2018, CVR Refining had no borrowings outstanding and availability of $150.0 million under the facility.
Intercompany Credit Facility - CVR Partners
On April 1, 2016, in connection with the closing of the East Dubuque merger, CRLLC, as lender, entered into a $300.0 million senior unsecured term loan facility with CVR Partners. The proceeds of the facility were used by CVR Partners (i) to fund the repayment of amounts outstanding under East Dubuque’s revolving credit facility, (ii) to pay the cash consideration and to pay fees and expenses in connection with the mergers and related transactions and (iii) to repay all of the loans outstanding under CVR Partners’ term loan and revolving credit facility. The intercompany credit facility had a term of two years and bore an interest rate of 12.0% per annum. Interest was calculated on the basis of the actual number of days elapsed over a 360-day year and payable quarterly. CVR Partners could voluntarily prepay in whole or in part the borrowings under the facility without premium or penalty. In April 2016, CVR Partners borrowed $300.0 million under the facility. On June 10, 2016, CVR Partners paid off the $300.0 million outstanding under the facility, paid $7.0 million in interest and the facility was terminated.
Parent Affiliate Units
In March 2016, CVR Energy purchased 400,000 CVR Nitrogen, LP common units, representing approximately 1% of the outstanding CVR Nitrogen, LP limited partner interests. CVR Energy did not receive merger consideration for these designated CVR Nitrogen, LP common units. As a result of CVR Partners’ acquisition of East Dubuque via merger, on April 1, 2016, the fair value of the 400,000 CVR Nitrogen, LP common units of $4.6 million was reclassified as an investment in consolidated subsidiary of CVR Energy. Subsequent to CVR Partners’ acquisition of East Dubuque via merger, CVR Partners purchased the 400,000 CVR Nitrogen, LP common units from CVR Energy during the second quarter of 2016 for $5.0 million.
Related Party Transaction Policy
Our Board has adopted a Related Party Transaction Policy, designed to monitor and ensure the proper review, approval, ratification and disclosure of our related party transactions. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are, or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has, or will have a direct or indirect material interest. The Audit Committee must review, approve and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the Audit Committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third party, unless the Audit Committee otherwise determines that the transaction is not in our best interests. Any related party transaction or modification of such transaction that our Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction does not need to be approved or ratified by our Audit Committee. In addition, related party transactions involving compensation will be approved by our Compensation Committee in lieu of our Audit Committee.
In addition, the charter for the Audit Committee provides that the Audit Committee will review, approve and ratify transactions in which a potential conflict of interest exists or arises between the Company or any of its subsidiaries (including the general partner of CVR Partners or CVR Refining acting on its own behalf and not on behalf of CVR Partners or CVR Refining), on the one hand, and CVR Partners or CVR Refining or any of their respective subsidiaries, on the other hand.

2020 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
For a stockholder proposal to be considered for inclusion in our Proxy Statement for the 2020 Annual Meeting of Stockholders, the Secretary must receive the written proposal at the address below no later than the close of business on December 20, 2019. Such proposals must meet the requirements set forth in our By-Laws. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
For a stockholder proposal that is intended to be presented at an annual meeting but not presented to us for inclusion in our Proxy Statement under Rule 14a-8, in general, the stockholder must give notice to the Secretary no earlier than January 31, 2020 and no later than March 1, 2020 and meet the requirements set forth in our By-laws. However, if the date of our 2020 Annual Meeting of Stockholders is held more than 30 days before or after May 30, 2020, then the stockholder’s notice, in order to be considered timely, must be received by the Secretary not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2020 annual meeting was mailed or public disclosure of such date was made.
Stockholders can suggest director candidates for consideration by writing to the attention of the General Counsel at the address below. Stockholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in our proxy statement and to serve as a director, if elected. Stockholders should also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. The Board may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. See “Corporate Governance - Identifying and Evaluating Nominees for Directors” above.
To nominate an individual for election at our annual meeting for 2020, the stockholder must give timely notice to the Secretary in accordance with our By-laws, which, in general, require that the notice be received by the Secretary no earlier than January 31, 2020 and no later than March 1, 2020, unless the date of the stockholder meeting is moved more than 30 days before or after May 30, 2020, then the nomination must be must be received by the Secretary not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2020 annual meeting was mailed or public disclosure of such date was made.
If the number of directors to be elected at the 2020 Annual Meeting will be increased and there is no public announcement naming the nominees for the additional directorships prior to February 20, 2020, a stockholder’s notice will be considered timely with respect to the nominees for the additional directorships if it is received by the Secretary not later than the close of business on the tenth day after the day on which such public announcement is first made.
Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: General Counsel

The General Counsel will forward the proposals and recommendations to the Governance Committee for consideration. We reserve the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with the procedures described above and other applicable requirements. In addition, a proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above.

VOTE BY INTERNET
Before The Annual Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 29, 2019. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Annual Meeting - Go to **www.virtualshareholdermeeting.com/CVI2019**

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

If you encounter any difficulties accessing the virtual Annual Meeting, please call the number that will be posted on the virtual Annual Meeting login page.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 29, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E77196-P23177

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CVR ENERGY, INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE EIGHT NOMINEES LISTED BELOW AND "FOR" PROPOSALS 2 AND 3.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. To elect eight directors for terms of one year each, to serve until their successors have been duly elected and qualified.

Nominees:

01) Patricia A. Agnello
02) Bob G. Alexander
03) SungHwan Cho
04) Jonathan Frates
05) Hunter C. Gary
06) David L. Lamp
07) Stephen Mongillo
08) James M. Strock

		For	Against	Abstain
2.	To approve, by a non-binding, advisory vote, our named executive officer compensation ("Say-on-Pay").	☐	☐	☐
3.	To ratify the appointment of Grant Thornton LLP as CVR Energy's independent registered public accounting firm for 2019.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:
Our Proxy Statement, Notice of Annual Meeting and the CVR Energy, Inc. 2018 Annual Report are available at www.proxyvote.com.

E77197-P23177

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CVR ENERGY, INC.
2019 ANNUAL MEETING OF STOCKHOLDERS
MAY 30, 2019, 10:00 AM (CENTRAL TIME)
CVR ENERGY, INC.

The undersigned hereby appoints Tracy D. Jackson, Executive Vice President and Chief Financial Officer, and Melissa M. Buhrig, Executive Vice President, General Counsel and Secretary, and each or any of them, with full power of substitution and revocation, to vote as proxies for the undersigned as herein stated at the 2019 Annual Meeting of Stockholders of CVR Energy, Inc. (the "Company") to be held via live webcast at www.virtualshareholdermeeting.com/CVI2019 on Thursday, May 30, 2019 at 10:00 a.m. (Central Time), and at any adjournments or postponements thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Important Notice Regarding the Availability of Proxy Materials.

IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF THE COMPANY.

(Continued and to be signed on reverse side)